EXHIBIT 2.1
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
RAINDANCE COMMUNICATIONS, INC.,
WEST CORPORATION
AND
ROCKIES ACQUISITION CORPORATION
Dated as of February 6, 2006

LIST OF EXHIBITS

Exhibit
Number	Description
A	Organizational Documents of Surviving Corporation

B	Officers of Surviving Corporation

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of February 6, 2006, by and among Raindance Communications, Inc., a Delaware corporation (“Raindance”), West Corporation, a Delaware corporation (“West”), and Rockies Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of West (“Merger Sub”).
Preamble
     The Boards of Directors of Raindance, Merger Sub and West have approved this Agreement and the transactions described herein. This Agreement provides for the acquisition of Raindance by West pursuant to the merger of Merger Sub with and into Raindance.
     Certain terms used and not otherwise defined in this Agreement are defined in Section 7.1.
     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE 1
TRANSACTIONS AND TERMS OF MERGER
     1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into Raindance in accordance with the provisions of Section 251 of the DGCL and with the effect provided in Section 259 of the DGCL (the “Merger”). Raindance shall be the surviving corporation (the “Surviving Corporation”) resulting from the Merger, shall continue to be governed by the Laws of the State of Delaware, shall become a wholly owned subsidiary of West, and the separate corporate existence of Raindance with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by Merger.
     1.2 Time and Place of Closing. The closing of the Merger (the “Closing”) shall take place at such time and place as West and Raindance shall agree, on the date when the Effective Time is to occur (the “Closing Date”), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article 5 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by the Parties hereto.
     1.3 Effective Time. Subject to the terms and conditions of this Agreement, on the Closing Date, the Parties will cause a certificate of merger to be filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL (the “Certificate of Merger”). The Merger shall take effect when the Certificate of Merger becomes effective (the “Effective Time”).
     1.4 Effect on Raindance Common Stock.
          (a) At the Effective Time, in each case subject to Section 1.4(d), by virtue of the Merger and without any action on the part of the Parties or the holder thereof, each share of Raindance Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares of Raindance Common Stock held by any Party or any Subsidiary of a Party (in each case other than shares of Raindance Common Stock held on behalf of third parties) or shares of the Common Stock (the

“Dissenting Shares”) that are owned by stockholders properly exercising their appraisal rights pursuant to Section 262 of the DGCL) shall be converted into the right to receive $2.70 (the “Per Share Purchase Price”) in cash, less any applicable withholding Taxes (the “Merger Consideration”).
          (b) At the Effective Time, all shares of Raindance Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Time, and each certificate or electronic book-entry previously representing any such shares of Raindance Common Stock (the “Certificates”) shall thereafter represent only the right to the Merger Consideration and any Dissenting Shares shall thereafter represent only the right to receive applicable payments as set forth in Section 2.3.
          (c) If, prior to the Effective Time, the outstanding shares of Raindance Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Per Share Purchase Price.
          (d) Each share of Raindance Common Stock issued and outstanding immediately prior to the Effective Time and owned by any of the Parties or their respective Subsidiaries (in each case other than shares of Raindance Common Stock held on behalf of third parties) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefore and shall cease to exist (together with the Dissenting Shares, the “Excluded Shares”).
     1.5 West Common Stock and Merger Sub Common Stock.
          (a) At and after the Effective Time, each share of West Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of West Common Stock and shall not be affected by the Merger.
          (b) At the Effective Time, each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.
     1.6 Raindance Options and Other Incentive Awards.
          (a) As of the Effective Time, each Raindance Option then outstanding shall, subject to Section 1.6(a) of Raindance’s Disclosure Letter, become fully vested and exercisable. Each holder of a Raindance Option shall be given the opportunity to exercise such Raindance Option, effective as of the Effective Time and contingent upon the Closing, and thereby to become a stockholder of Raindance entitled to receive the Merger Consideration in accordance with the provisions hereof. Each Raindance Option outstanding as of the Effective Time that is not exercised as provided in this Section 1.6(a) shall be cancelled and the holder thereof shall be entitled, as of the Effective Time, to receive from the Surviving Corporation an amount of cash (without interest) equal to the product of (x) the total number of shares of Raindance Common Stock subject to such Raindance Option multiplied by (y) the excess, if any, of the amount of the Per Share Purchase Price over the exercise price per share of Raindance Common Stock under such Raindance Option (with the aggregate amount of such payment rounded down to the nearest cent) less applicable Taxes, if any, required to be withheld with respect to such payment. As soon as practicable after the Effective Time, West shall pay, or shall cause the Surviving Corporation to pay, the amounts owed pursuant to this Section 1.6(a).

          (b) As of the Effective Time, each outstanding restricted stock award (including restricted stock awards subject to Raindance’s performance-based incentive compensation program) shall, subject to Section 1.6(b) of Raindance’s Disclosure Letter, become fully vested and shall entitle the holder thereof to receive, as soon as practicable after the Effective Time and in accordance with Section 2.1, an amount in cash (without interest) equal to the product of the total number of shares of Raindance Common Stock subject to such restricted stock award, multiplied by the Per Share Purchase Price, less applicable Taxes, if any, required to be withheld with respect to such payment.
          (c) As full satisfaction of any and all cash bonus arrangements under Raindance’s performance-based incentive compensation program, each individual participant in such program shall receive from the Surviving Corporation, contingent upon, and as promptly as practicable after, the Effective Time, an amount (without interest) determined prior to the Effective Time by the Compensation Committee of the Board of Directors of Raindance, which amount shall not exceed the amount set forth opposite the participant’s respective name in Section 1.6(c) of Raindance’s Disclosure Letter, less applicable Taxes, if any, required to be withheld with respect to such payment. Raindance shall take all actions necessary to provide that Raindance’s performance-based incentive compensation program shall be terminated, without further obligation of West or the Surviving Corporation, effective as of the Effective Time. As soon as practicable after the Effective Time, West shall, or shall cause the Surviving Corporation, to pay the amounts owed pursuant to this Section 1.6(c).
          (d) The compensation committee of the Board of Directors of Raindance shall make such adjustments and amendments to or make such determinations with respect to the Raindance Options, restricted stock units and performance-based incentive awards to implement the foregoing provisions of this Section 1.6.
          (e) Raindance shall take all actions with respect to the Raindance Employee Stock Purchase Plan (the “ESPP”) necessary (a) to provide that the current exercise period scheduled to end on February 15, 2006 (the “Final Exercise Period”) shall end on the earlier of (i) February 15, 2006, or (ii) a date prior to the Effective Time, as provided in the ESPP, (b) to terminate the ESPP as of the Effective Time, and (c) to provide that no new exercise periods shall be commenced under the ESPP following the termination of the Final Exercise Period.
          (f) Raindance shall take such steps as may be reasonably requested by any Party hereto to cause dispositions of Raindance equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of Raindance to be exempt under Rule 16b-3 promulgated under the 1934 Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.
     1.7 Warrants. West shall pay each holder (each a “Warrantholder”) of a warrant to purchase shares of Raindance Common Stock (each, a “Raindance Warrant”), upon surrender of such Warrant, an amount in cash (without interest) equal to the product obtained by multiplying (x) the total number of shares of Raindance Common Stock issuable upon the exercise in full of each Raindance Warrant held by such Warrantholder by (y) the excess, if any, of the amount of the Per Share Purchase Price over the exercise price per share of Raindance Common Stock under such Raindance Warrant (with the aggregate amount of such payment rounded down to the nearest cent) less applicable Taxes, if any, required to be withheld with respect to such payment. No consideration shall be paid for any Raindance Warrant the exercise price per share of Raindance Common Stock under which exceeds the Per Share Purchase Price. Any Raindance Warrant not surrendered for cancellation as provided above shall survive the Merger and shall become a warrant to receive, upon payment of the exercise price provided for therein, an amount of cash based on the Per Share Purchase Price in accordance with the merger adjustment provisions of each such Raindance Warrant.
     1.8 Organizational Documents of Surviving Corporation; Directors and Officers.
          (a) As of the Effective Time, the Organizational Documents of Raindance shall be amended to read as set forth in Exhibit A hereto and, as so amended, shall be the Organizational Documents of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.
          (b) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time, until the earlier of their resignation or removal or otherwise ceasing to be a director or until their respective successors are duly elected and qualified, as the case may be.
          (c) The persons set forth on Exhibit B shall be the officers of the Surviving Corporation as of the Effective Time, until the earlier of their resignation or removal or otherwise ceasing to be an officer.
ARTICLE 2
PAYMENT
     2.1 Payment Procedures.
          (a) At or prior to the Effective Time, West shall deposit, or shall cause to be deposited, with a paying agent (the “Paying Agent”) appointed by West (with the approval of Raindance), for the benefit of the holders of the Certificates, for exchange in accordance with Article 1 and this Article 2, cash sufficient to pay the aggregate Merger Consideration in exchange (the “Exchange Fund”) for outstanding shares of Raindance Common Stock immediately prior to the Effective Time (other than Excluded Shares).
          (b) As promptly as practicable after the Effective Time, West shall send or cause to be sent to each former holder of record of shares of Raindance Common Stock immediately prior to the Effective Time transmittal materials for use in exchanging such holder’s Certificates for the Merger Consideration (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Paying Agent). Upon the surrender of a Certificate (or effective affidavit of loss in lieu thereof as provided in Section 2.1(d)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefore a check in the amount (after giving effect to any required Tax withholdings) of (x) the number of shares of Raindance Common Stock represented by such Certificate (or effective affidavit of loss in lieu thereof) multiplied by (y) the Per Share Purchase Price, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of shares of Raindance Common Stock that is not registered in the transfer records of Raindance, a check for any cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such shares of Raindance Common Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

          (c) Notwithstanding the foregoing, neither the Paying Agent nor any Party shall be liable to any former holder of Raindance Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.
          (d) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent, the posting by such Person of a bond in such reasonable amount as the Paying Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, West or the Paying Agent shall, in exchange for the shares of Raindance Common Stock represented by such lost, stolen or destroyed Certificate, pay or cause to be paid the amounts, if any, deliverable in respect to the shares of Raindance Common Stock formerly represented by such Certificate pursuant to this Agreement.
          (e) Any portion of the Exchange Fund that remains unclaimed by the holders of Raindance Common Stock for 12 months after the Effective Time shall be returned to West. Any holders of Raindance Common Stock who have not theretofore complied with this Article 2 shall thereafter look only to West for payment of the consideration deliverable in respect of each share of Raindance Common Stock such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon.
     2.2 Rights of Former Raindance Stockholders. At the Effective Time, the stock transfer books of Raindance shall be closed as to holders of Raindance Common Stock and no transfer of Raindance Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 2.1, each Certificate (other than Certificates representing Excluded Shares) shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration in exchange therefor.
     2.3 Dissenters’ Rights. Any Person who otherwise would be deemed a Dissenting Stockholder shall not be entitled to receive the applicable Merger Consideration with respect to the shares of Raindance Common Stock owned by such Person unless and until such Person shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to dissent from the Merger under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to shares of Raindance Common Stock owned by such Dissenting Stockholder. Raindance shall give West (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by Raindance relating to stockholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. Raindance shall not, except with the prior written consent of West, voluntarily make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES
     3.1 Disclosure Letters. Prior to the execution and delivery of this Agreement, each Party has delivered to the other Party a letter (as it relates to a Party, its “Disclosure Letter”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such Party’s representations or warranties contained in this Article 3 or to one or more of its covenants contained in Article 4; provided, that (a) no such item is required to be set forth in a Party’s Disclosure

Letter as an exception to any representation or warranty of such Party if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 3.2, and (b) the mere inclusion of an item in a Party’s Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by such Party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect with respect to such Party. Any disclosures made with respect to a subsection of Section 3.3 or 3.4, as applicable, shall be deemed to qualify (a) any subsections of Section 3.3 or 3.4, as applicable, specifically referenced or cross-referenced and (b) other subsections of Section 3.3 or 3.4, as applicable, to the extent it is clear (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure (i) applies to such other subsections and (ii) contains sufficient detail to enable a reasonable Person to recognize the relevance of such disclosure to such other subsections.
     3.2 Standards. The term “Material Adverse Effect,” as used with respect to a Party, means an effect which (i) in the case of Raindance only, is materially adverse, or is reasonably likely to be materially adverse, to the business, financial condition or results of operations of Raindance and its Subsidiaries taken as a whole or (ii) materially impairs, or is reasonably likely to materially impair, the ability of such Party to consummate the Merger; provided, that in determining whether a Material Adverse Effect has occurred or is reasonably likely to occur there shall be excluded any effect to the extent attributable to or resulting from (A) any changes in Laws or regulations generally affecting the businesses of such Party, (B) any change in GAAP generally affecting the businesses of such Party, (C) events, conditions or trends in economic, business or financial conditions generally affecting the businesses of such Party, (D) changes in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (E) the effects of the actions contemplated, permitted or required by this Agreement or that are taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby or that are not taken because such actions are prohibited by Section 4.2 and West withheld its Consent to such actions, (F) the announcement or pendency of this Agreement or any of the transactions contemplated hereby, (G) the failure to meet internal or analyst’s expectations or projections between the date of this Agreement and the Closing Date (it being understood, however, that the underlying circumstances giving rise to such failure may be taken into account unless otherwise excluded pursuant to this paragraph), and (H) any event, condition, claim, Liability, or potential loss or contingency disclosed on the Disclosure Schedule; provided further, that in the case of any event, condition or trend described in clauses (A) through (D) above, the effect thereof on such Party is not materially different than the effect thereof on comparable companies.
     3.3 Representations and Warranties of Raindance. Subject to and giving effect to Sections 3.1 and 3.2 and except as set forth in its Disclosure Letter, Raindance hereby represents and warrants to each of West and Merger Sub:
          (a) Organization, Standing, and Power. It and each of its Subsidiaries is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction of its formation. It and each of its Subsidiaries has the requisite corporate power and authority to own, lease, and operate its properties and assets and to carry on its business as now conducted. It and each of its Subsidiaries is duly qualified or licensed to do business and in good standing in the States of the United States and foreign jurisdictions where the character of its assets or the nature or conduct of its business requires it to be so qualified or licensed.

          (b) Authority; No Breach of Agreement.
          (i) It has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement by its duly constituted Board of Directors), subject only to the Raindance Stockholder Approval. Subject to the Raindance Stockholder Approval and assuming due authorization, execution, and delivery of this Agreement by each of West and Merger Sub, this Agreement represents a legal, valid, and binding obligation of Raindance enforceable against it in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).
          (ii) As of the date hereof, its Board of Directors has (A) by the affirmative vote of all directors voting, duly approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby; (B) received the opinion of its financial advisor, Citigroup Global Markets, to the effect that the Merger Consideration to be received by the holders of Common Stock pursuant to the Merger is fair from a financial point of view to the holders of the Common Stock; (C) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the holders of Raindance Common Stock; (D) resolved to recommend adoption of this Agreement, the Merger and the other transactions contemplated hereby to the holders of shares of Raindance Common Stock (such recommendations being the “Directors’ Recommendation”); and (E) directed that this Agreement be submitted to the holders of shares of Raindance Common Stock for their adoption.
          (iii) Neither the execution and delivery of this Agreement by it, nor the consummation by it of the transactions contemplated hereby, nor compliance by it with any of the provisions hereof, will (A) conflict with or result in a breach of any provision of its Organizational Documents, or (B) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any material assets of it or its Subsidiaries under, any Contract or Permit of it or its Subsidiaries that is filed as an exhibit to its SEC Reports or that is listed in Section 3.3(l) of its Disclosure Letter or that is otherwise material to its, and its Subsidiaries’ business, taken as a whole, or (C) subject to receipt of the Required Consents and the expiration of any waiting period required by Law, violate any Law or Order applicable to it or its Subsidiaries or any of their respective material assets.
          (iv) Other than in connection or compliance with the provisions of the Securities Laws, and other than (A) the expiration or termination of the required waiting period under the HSR Act, (B) notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or both with respect to any Benefit Plans, and (C) as set forth in Section 3.3(b)(iv)(C) of its Disclosure Letter, no notice to, filing with, or Consent of, any Governmental Authority is necessary in connection with the execution, delivery or performance of this Agreement and the consummation by it of the Merger and the other transactions contemplated by this Agreement.
          (c) Capital Stock. Its authorized capital stock consists of (i) 130,000,000 shares of Raindance Common Stock, of which, as of the date of this Agreement, 55,278,749 shares were issued and outstanding, and no shares were held by Raindance in its treasury, and (ii) 10,000,000 shares of preferred stock, par value $.0015 per share, none of which are issued or outstanding. Except as set forth in this Section 3.3(c), as of the date of this Agreement, there are no shares of Raindance Common Stock or other equity securities of Raindance outstanding and no outstanding Rights relating to the Raindance Common Stock, and no Person has any Contract or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Right for the purchase, subscription or issuance of any securities of Raindance. All of the outstanding shares of Raindance Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of Raindance Common Stock has been issued in violation of any preemptive or contractual rights of the current or past shareholders of Raindance. Section 3.3(c) of the Disclosure Letter sets forth the name and jurisdiction of organization of any and all Persons (other than the Subsidiaries) of which Raindance directly or indirectly owns an equity interest (including the number and type of equity interests or securities), or an interest convertible into or exchangeable or exercisable for an equity interest; all such interests are owned beneficially and of record by Raindance, free and clear of all Liens. Raindance has no Subsidiaries.
          (d) SEC Filings; Financial Statements.
          (i) It has filed and made available to each of West and Merger Sub all SEC Reports required to be filed by it with the SEC since December 31, 2000 (collectively, its “SEC Reports”). With respect to SEC Reports filed prior to the date of this Agreement, such SEC Reports (A) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws, and (B) did not at the time they were filed (or if amended or superseded by another SEC Report filed prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SEC Reports or necessary in order to make the statements in such SEC Reports, in light of the circumstances under which they were made, not misleading. With respect to SEC Reports filed after the date of this Agreement, such SEC Reports (A) will at the time filed comply in all material respects with the applicable requirements of the Securities Laws, and (B) will not, at the time they were filed (or if amended or superseded by another SEC Report filed after the date of this Agreement, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SEC Reports or necessary in order to make the statements in such SEC Reports, in light of the circumstances under which they were made, not misleading.
          (ii) Each of its Financial Statements (including the notes and schedules thereto) contained in its SEC Reports (including any SEC Reports filed after the date of this Agreement) complied (or will comply) as to form in all material respects with the applicable requirements of the Securities Laws with respect thereto, fairly presented (or will fairly present) the consolidated financial position of it and its subsidiaries as at the respective dates and the consolidated results of its operations and its cash flows for the periods indicated, in each case in accordance with GAAP consistently applied during the periods indicated, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited Financial Statements.
          (iii) Raindance has made available to West a complete and correct copy of any material amendments or modifications that are required to be, but have not yet been as of the date of this Agreement, filed with the SEC to (i) agreements that previously have been filed by Raindance and (ii) the SEC Reports. Raindance has responded to all comment letters of the SEC Staff received as of the date hereof relating to the SEC Reports, and prior to the date hereof the SEC Staff has not advised Raindance that any final responses are inadequate, insufficient or otherwise non-responsive. Raindance has made available to West correct and complete copies of all correspondence between the SEC and Raindance (or any Raindance Subsidiary) between December 31, 2002 and the date of this Agreement and will, promptly following the receipt thereof, provide to West any such correspondence sent or received after the date hereof. To the Knowledge of Raindance, no SEC Report filed before the date hereof is, as of the date hereof, the subject of ongoing SEC review or outstanding SEC comment.
          (iv) Raindance has been and is in compliance in all material respects with (i) the applicable listing and corporate governance rules and regulations of Nasdaq and (ii) the applicable provisions of the Sarbanes-Oxley Act of 2002 and related rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”) since the enactment of the Sarbanes-Oxley Act. Raindance maintains internal accounting controls that comply with Section 13(b)(2)(B) of the 1934 Act. Raindance maintains disclosure controls and procedures that comply with Rule 13a-15(e) of the 1934 Act.
          (v) Based on its most recent evaluation of its internal controls processes prior to the date of this Agreement, (A) Raindance has not identified any significant deficiencies or material weaknesses (each as defined in the Public Company Accounting Oversight Board’s Auditing Standard No. 2) in the design or operation of its internal control over financial reporting which are reasonably likely to adversely affect Raindance’s ability to record, process, summarize and report financial information, and (B) with respect to Raindance, there has been no fraud, whether or not material, that involves management or other employees who have a significant role in its internal control over financial reporting. Raindance has not received prior to the date hereof any complaint, allegation, assertion or claim regarding its internal accounting controls or auditing matters that have been reported pursuant to the “whistleblower” policy adopted by Raindance’s Audit Committee. Raindance has no reason to believe that its auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to Section 404 of the Sarbanes-Oxley Act.
          (vi) There are no outstanding loans made by Raindance or any of its Subsidiaries in violation of the Sarbanes-Oxley Act.
          (e) Liabilities. As of date this Agreement, neither Raindance nor any of its Subsidiaries has any liabilities or obligations of a nature and magnitude required to be reflected on a consolidated balance of Raindance prepared in accordance with GAAP (or the notes to such balance sheet), other than liabilities and obligations (a) set forth in Raindance’s consolidated balance sheet as of September 30, 2005 included in the SEC Reports (or in the notes thereto), (b) incurred in the ordinary course of business since September 30, 2005, or (c) incurred in connection with the Merger.
          (f) Absence of Certain Changes or Events. Between December 31, 2004 and the date hereof, except as disclosed in its SEC Reports filed after that date and prior to the date of this Agreement, (i) it and each of its Subsidiaries has conducted its business in all material respects in the ordinary course of business consistent with past practice, (ii) neither it nor any of its Subsidiaries has taken action which, if taken after September 30, 2005 and prior to the date hereof without the Consent of West, would constitute a breach of Section 4.1 or 4.2 of this Agreement, (iii) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it, and (iv) there has been no material damage, destruction or loss (whether or not covered by insurance) to any material assets of Raindance or any of its Subsidiaries other than in the ordinary course of business.
     (g) Tax Matters.

          (i) All Taxes of it and each of its Subsidiaries that are or were due or payable (whether or not shown on any Tax Return) have been fully and timely paid. It and each of its Subsidiaries has timely filed all Tax Returns in all jurisdictions in which Tax Returns are required to have been filed by it or on its behalf, and each such Tax Return is complete and accurate in all material respects. Neither it nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return. There have been no examinations or audits of any Tax Return by any Taxing Authority. It and each of its Subsidiaries has made available to West true and correct copies of the United States federal and state income Tax Returns filed by it for each of the three most recent fiscal years ended on or before December 31, 2004. No claim has ever been made by a Taxing Authority in a jurisdiction where it or any of its Subsidiaries does not file a Tax Return that it or any of its Subsidiaries may be subject to Taxes by that jurisdiction.
          (ii) Neither it nor any of its Subsidiaries has received any notice of assessment or proposed assessment in connection with any Tax, and there is no threatened or pending dispute, action, suit, proceeding, claim, investigation, audit, examination, or other Litigation regarding any Tax of it, any of its Subsidiaries or the assets of it or any of its Subsidiaries. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any Tax or deficiency against it or any of its Subsidiaries, and neither it nor any of its Subsidiaries has waived or extended the applicable statute of limitations for the assessment or collection of any Tax or agreed to a Tax assessment or deficiency.
          (iii) Neither it nor any of its Subsidiaries is a party to a Tax allocation, sharing, indemnification or similar agreement or any agreement pursuant to which it has any obligation to any Person with respect to Taxes, and neither it nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal or state income Tax Return or any combined, affiliated or unitary group for any Tax purpose (other than the group of which it is currently a member), and neither it nor any of its Subsidiaries has any Tax liability under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law, or as a transferee or successor, by contract or otherwise.
          (iv) The proper and accurate amounts of Tax have been withheld by it and each of its Subsidiaries and timely paid to the appropriate Taxing Authority for all periods through the Effective Time in compliance with all Tax withholding provisions of all applicable federal, state, local and foreign Laws, rules and regulations, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Internal Revenue Code or similar provisions under state or foreign Law.
          (v) Neither it nor any of its Subsidiaries has been a party to any distribution occurring during the five-year period ending on the date hereof in which the parties to such distribution treated the distribution as one to which Section 355 of the Internal Revenue Code applied. No Liens for Taxes exist with respect to any assets of it or any of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable.
          (vi) Neither it nor any of its Subsidiaries is a controlled foreign corporation within the meaning of the Internal Revenue Code. It and each of its Subsidiaries has complied with all of the income inclusion and Tax reporting provisions of the U.S. anti-deferral Tax regimes, including the controlled foreign corporation, passive foreign investment company and foreign personal holding company regimes.

          (vii) Neither it nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any contract that could obligate it to make any payments that could be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code or any comparable provision of state Tax Law.
          (viii) Neither it nor any of its Subsidiaries is or has ever been a United States real property holding corporation within the meaning of Internal Revenue Code Section 897(c)(1)(A)(ii) or any comparable provision of state Tax Law. Neither it nor any of its Subsidiaries has been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Internal Revenue Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Effective Time.
          (ix) The amount of the accumulated net operating loss carryovers, unused general business credits, unused investment credits, unused foreign credits and other Tax credits and other Tax losses of it and each of its Subsidiaries, calculated as of December 31, 2004, for state and federal income tax purposes, is stated in Section 3.3(g)(ix) of its Disclosure Letter and none of such net operating losses are capital losses or, except as disclosed in Section 3.3(g)(ix) of its Disclosure Letter, subject to any limitation on their use under the provisions of Sections 382 or 269 of the Internal Revenue Code or analogous provisions of state Law, or any other provisions of the Internal Revenue Code or the Treasury Regulations or analogous provisions of state Law, other than any such limitations as may arise as a result of the consummation of the transactions contemplated by this Agreement.
          (x) It and each of its Subsidiaries has disclosed on its federal income Tax Returns any position taken for which substantial authority (within the meaning of Internal Revenue Code Section 6662(d)(2)(B)(i) or comparable provision of state Tax Law) did not exist at the time the return was filed. Neither it nor any of its Subsidiaries has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1) or any comparable provision of state Tax Law, or a transaction substantially similar to a reportable transaction. Neither it nor any of its Subsidiaries is a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income Tax purposes.
          (h) Environmental Matters. To its Knowledge: (i) no methylene chloride or asbestos is contained in or has been used at or released from its Facilities; (ii) all Hazardous Materials used by it or stored on its Properties have been disposed of in accordance with all Environmental Laws; (iii) neither it nor any of its Subsidiaries is liable as a responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act, as amended (“CERCLA”), or state analog statute, arising out of events occurring prior to the Effective Time; (iv) there have not been in the past, and are not now, any Hazardous Materials on, under or migrating to or from the Facilities or any Property; (v) there have not been in the past, and are not now, any underground tanks or underground improvements at, on or under any Property including treatment or storage tanks, sumps, or water, gas or oil wells; (vi) there are no polychlorinated biphenyls (“PCBs”) deposited, stored, disposed of or located on any Property or Facilities or any equipment on any Property containing PCBs at levels in excess of 50 parts per million; (vii) there is no formaldehyde on any Property or in the Facilities, nor any insulating material containing urea formaldehyde in the Facilities; and (viii) the Facilities and its and its Subsidiaries’ uses and activities therein have at all times since it or any of its Subsidiaries commenced use of the Facilities complied with all Environmental Laws. Neither it nor any of its Subsidiaries has received any notice (written or, to its Knowledge, verbal) of any noncompliance of the Facilities or any Property or their past or present operations with Environmental Laws. No notices, administrative actions or suits are pending or, to its Knowledge, threatened relating to any actual or potential violation by it or any of its Subsidiaries of any Environmental Laws.
          (i) Compliance with Permits, Laws and Orders.
          (i) It and each of its Subsidiaries has in effect all Permits and has made all filings, applications, and registrations with Governmental Authorities that are required for it to own, lease, or operate its assets and to carry on its business as now conducted and Raindance and its Subsidiaries are not in Default under any Permit applicable to their respective businesses or employees conducting their respective businesses.
          (ii) Neither it nor any of its Subsidiaries is in Default under any Laws or Orders applicable to its business or employees conducting its business.
          (iii) Neither it nor any of its Subsidiaries has received any notification or communication from any Governmental Authority since January 1, 2005 (or prior to such date, where the matters described in such notification or communication remain unresolved), (A) asserting that it or any of its Subsidiaries is in Default under any of the Permits, Laws or Orders which such Governmental Authority enforces, (B) threatening to revoke any Permits, or (C) requiring it or any of its Subsidiaries (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any resolution of its Board of Directors or similar undertaking, which restricts materially the conduct of its business, or in any material manner relates to its management in their capacity as management of Raindance.
          (iv) There (A) is no unresolved violation or exception by any Governmental Authority with respect to any report or statement in its possession relating to any examinations or inspections of it or any of its Subsidiaries, (B) have been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to its or any of its Subsidiaries’ business, operations, policies or procedures since January 1, 2005 (or after January 1, 2001 and prior to January 1, 2005, where such inquiry, disagreement or dispute remains unresolved), and (C) is not any pending or, to its Knowledge, threatened adverse investigation or review by any Governmental Authority of it or any of its Subsidiaries.
          (v) Neither it nor any of its directors, officers, employees or Representatives acting on its behalf has offered, paid, or agreed to pay any Person, including any Government Authority, directly or indirectly, any thing of value for the purpose of, or with the intent of obtaining or retaining any business in violation of applicable Laws, including (1) using any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (2) making any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (3) violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (4) making any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.
          (j) Labor Relations. Neither it nor any of its Subsidiaries is the subject of any Litigation asserting that it or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is it or any of its Subsidiaries a party to or bound by any collective bargaining agreement, Contract, or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving it pending or, to its Knowledge, threatened, nor, to its Knowledge, is there any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in any other organization activity. Except as would not reasonably be expected to have a Material Adverse Effect on Raindance, to the Knowledge of Raindance, Raindance and its Subsidiaries have no direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.
          (k) Employee Benefit Plans.
          (i) It has disclosed in Section 3.3(k)(i) of its Disclosure Letter, and has delivered or made available to West prior to the date of this Agreement correct and complete copies of, all of its Benefit Plans that are in effect as of the date of this Agreement. Neither it nor any of its Subsidiaries has any “obligation to contribute” (as defined in ERISA Section 4212) to a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)). Each “employee pension benefit plan,” as defined in Section 3(2) of ERISA, that was ever maintained by it or any of its Subsidiaries and that was intended to qualify under Section 401(a) of the Internal Revenue Code, is disclosed as such in Section 3.3(k)(i) of its Disclosure Letter.
          (ii) It has delivered or made available to West prior to the date of this Agreement correct and complete copies of the following documents: (A) all trust agreements or other funding arrangements for its Benefit Plans that are currently in effect (including insurance Contracts), and all amendments thereto, (B) with respect to any such Benefit Plans or amendments, the most recent determination letters, and all material rulings, material opinion letters, material information letters, or material advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1994, (C) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any Benefit Plans with respect to the most recent plan year, and (D) the most recent summary plan descriptions and any material modifications thereto.
          (iii) All of its Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws. Each of its ERISA Plans which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service and, to its Knowledge, there are no circumstances likely to result in revocation of any such favorable determination letter. Each trust created under any of its ERISA Plans has been determined to be exempt from Tax under Section 501(a) of the Internal Revenue Code and it is not aware of any circumstance which will or could reasonably result in revocation of such exemption. With respect to each of its Benefit Plans, to its Knowledge, no event has occurred which will or could reasonably give rise to a loss of any intended Tax consequences under the Internal Revenue Code or to any Tax under Section 511 of the Internal Revenue Code that is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it. There is no pending or, to its Knowledge, threatened Litigation relating to any of its ERISA Plans.
          (iv) Neither it nor any of its Subsidiaries has engaged in a transaction with respect to any of its Benefit Plans that, assuming the Taxable Period of such transaction expired as of the date of this Agreement or the Effective Time, would subject it or any of its Subsidiaries to a Tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA. Neither it nor, to its Knowledge, any administrator or fiduciary of any of its Benefit Plans (or any agent of any of the foregoing), has engaged in any transaction, or acted or failed to act in any manner with respect to any of its Benefit Plans which could subject it to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-

fiduciary, or other duty under ERISA. No oral or written representation or communication with respect to any aspect of its Benefit Plans has been made to employees of it or any of its Subsidiaries which is not in conformity with the written or otherwise preexisting terms and provisions of such plans.
          (v) Each of its Pension Plans had, as of the date of its most recent actuarial valuation, assets measured at fair market value at least equal to its “current liability,” as that term is defined in Section 302(d)(7) of ERISA. Since the date of the most recent actuarial valuation, no event has occurred which would be reasonably expected to adversely change any such funded status in a way that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it. None of its Pension Plans nor any “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently maintained by it or any of its Subsidiaries, or the single-employer plan of any ERISA Affiliate has an “accumulated funding deficiency” within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA. All required contributions with respect to any of its Pension Plans or any single-employer plan of any of its ERISA Affiliates have been timely made and there is no lien, nor is there expected to be a lien, under Internal Revenue Code Section 412(n) or ERISA Section 302(f) or Tax under Internal Revenue Code Section 4971. Neither it nor any of its Subsidiaries has provided, or is required to provide, security to any of its Pension Plans or to any single-employer plan of any of its ERISA Affiliates pursuant to Section 401(a)(29) of the Internal Revenue Code. All premiums required to be paid under ERISA Section 4006 have been timely paid by it and its Subsidiaries.
          (vi) No Liability under Title IV of ERISA has been or is expected to be incurred by it or any of its Subsidiaries with respect to any defined benefit plan currently or formerly maintained by any of them or by any of its ERISA Affiliates that has not been satisfied in full (other than Liability for Pension Benefit Guaranty Corporation premiums, which have been paid when due).
          (vii) Neither it nor any of its Subsidiaries has any obligations for retiree health and retiree life benefits under any of its Benefit Plans other than with respect to benefit coverage mandated by applicable Law.
          (viii) Except as set forth in Section 1.6 or in Section 4.2(h) of its Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, (A) result in any payment (including severance, golden parachute, or otherwise) becoming due to any of its or its Subsidiaries’ directors or employees from it or any of its Subsidiaries under any of its Benefit Plans or otherwise, other than by operation of Law, (B) increase any benefits otherwise payable under any of its Benefit Plans, or (C) result in any acceleration of the time of payment or vesting of any such benefit.
          (l) Material Contracts.
          (i) As of the date of this Agreement, neither it nor any of its Subsidiaries, nor any of their respective assets, businesses, or operations is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, change-in-control, termination, consulting, or retirement Contract providing for future aggregate payments to any Person in any calendar year in excess of $150,000, (ii) any Contract relating to the borrowing of money by it or any of its Subsidiaries or the guarantee by it or any of its Subsidiaries of any such obligation (other than Contracts pertaining to trade payables incurred in the ordinary course of business), (iii) other than pursuant to Raindance Options, Raindance Warrants, the ESPP and this Agreement, any Contract for the sale of any of its capital stock or equity interests; (iv) other than pursuant to Raindance Options, Raindance Warrants, the ESPP and this Agreement, any Contract that contains a put, call, right of first refusal or similar right pursuant to which Raindance or any of its Subsidiaries would be required to purchase or sell, as applicable, any ownership interests of any Person (v) any Contract containing covenants that limit the ability of it or any of its Affiliates to compete in any line of business or with any Person, or that involve any restriction of the geographic area in which, or method by which, it or any of its Subsidiaries or Affiliates may carry on its business (other than as may be required by Law or any Governmental Authority), (vi) any Contract or series of related Contracts for the purchase of materials, supplies, goods, services, equipment or other assets (other than any Contract (A) that is terminable without any payment or penalty on not more than 90 days notice by it or any of its Subsidiaries or (B) that is otherwise terminable by it or any of its Subsidiaries without payment or penalty on or prior to March 31, 2006 (and thereafter, if not so terminated, is terminable as specified in clause (A) (either of the foregoing, a “Terminable Contract”)) that provides for or is reasonably likely to require either (x) annual payments by it or any of its Subsidiaries of $250,000 or more or (y) aggregate payments by it or any of its Subsidiaries of $1,000,000 or more (or with respect to Contracts with wholesale telecommunications service providers, aggregate payments by Raindance or any of its Subsidiaries of $500,000 or more) or (vii) any other Contract or amendment thereto that would be required to be filed as an exhibit to any SEC Report (as described in Items 601(b)(4) and 601(b)(10)) that has not been filed as an exhibit to its SEC Reports filed prior to the date of this Agreement. With respect to each of its Contracts that (i) are filed as an exhibit to any SEC Report, (ii) would be required under Items 601(b)(4) and 601(b)(10) of Regulation S-K to be filed as an exhibit to any of its SEC Reports, or (iii) is disclosed in its Disclosure Letter: (u) the Contract is in full force and effect as of the date hereof; (v) neither it nor any of its Subsidiaries is in Default thereunder; (w) it has not repudiated or waived any material provision of any such Contract; (x) no other party to any such Contract is, to its Knowledge, in Default in any material respect; and (y) to the Knowledge of Raindance, no event has occurred that, with or without notice or lapse of time or both, would result in a Default in any material respect under any such Contract. All indebtedness for money borrowed of it and its Subsidiaries is prepayable without penalty or premium.
          (ii) Section 3.3(l)(ii) of its Disclosure Schedule sets forth its ten largest customers by consolidated revenues for the 12-month period ended September 30, 2005 (each a “Large Customer”). Since October 1, 2004, no Large Customer has cancelled any Contract with it or any of its Subsidiaries (or, to its Knowledge, threatened to do so), and neither it nor any of its Subsidiaries has received any written communication or notice from any Large Customer of any intention to terminate or materially reduce the amount of services such Large Customer obtains from it or its Subsidiaries.
          (m) Legal Proceedings. As of the date hereof, there is no Litigation pending or, to its Knowledge, threatened against it or any of its Subsidiaries or its or any of its Subsidiaries’ assets, interests, or rights, nor are there any Orders of any Governmental Authority or arbitrators outstanding against it or any of its Subsidiaries. Except as has not had or would not reasonably be expected to have a Material Adverse Effect on Raindance, (i) to the Knowledge of Raindance, no officer or director of Raindance or any of its Subsidiaries is a defendant in any suit, claim, action, proceeding, arbitration or investigation in connection with his or her status as an officer or director of Raindance or any of its Subsidiaries and (ii) there are no SEC or other governmental inquiries or, to the Knowledge of Raindance, investigations or internal investigations regarding any accounting practices of Raindance or any of its Subsidiaries or any malfeasance by any executive officer of Raindance.
          (n) Properties. Neither Raindance nor any Subsidiary owns any real property. Section 3.3(n) of the Disclosure Letter contains a true and complete list of all real property leased,

subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by Raindance or any of its Subsidiaries in connection with which Raindance or such Subsidiary pays for the occupancy of such real property in excess of $50,000 annually (collectively, including the improvements thereon, the “Leased Real Property”), including the street address thereof. True and complete copies of all agreements related to such Leased Real Property that have not been terminated or expired as of the date hereof have been made available to Parent. Except as would not reasonably be expected to have a Material Adverse Effect on Raindance, Raindance or one of its Subsidiaries has valid leasehold estates in all Leased Real Property, free and clear of all Liens.
          (o) Insurance Policies. Except as would not reasonably be expected to have a Material Adverse Effect on Raindance, (i) all insurance policies maintained by Raindance and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the management of Raindance reasonably has determined to be prudent in accordance with industry practices or as is required by law or regulation, and all premiums due and payable thereon have been paid; and (ii) neither Raindance nor any Subsidiary is in material Default of any of the insurance policies, and neither Raindance nor any Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a Default or permit termination or material modification of any of the insurance policies. Raindance has not received any material notice of termination or cancellation or denial of coverage with respect to any of the insurance policies.
          (p) Affiliate Transactions. There are no material transactions, agreements, arrangements or understandings in effect as of the date of this Agreement between (i) Raindance or any of its Subsidiaries, on the one hand, and (ii) any Affiliate of Raindance (other than any of its Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act which have not been so disclosed.
          (q) Investment Company Act. Raindance is not currently, nor has it ever been, an “investment company” as defined in the Investment Company Act of 1940, as amended.
          (r) Government Contracts.
          (i) With respect to each Government Contract, except as would not reasonably be expected to have a Material Adverse Effect on Raindance, (A) all representations and certifications executed, acknowledged or set forth in or pertaining to such Governmental Contract were complete and correct in all material respects as of their effective date, and Raindance and each of its Subsidiaries have complied in all material respects with all such representations and certifications; (B) since January 1, 2005, neither the United States Government nor any prime contractor, subcontractor or other Person has notified Raindance or any of its Subsidiaries in writing that Raindance or any such Subsidiary has breached or violated any material certification, representation, clause, provision or requirement, pertaining to such Government Contract; and (C) no termination for convenience, termination for Default, cure notice or show cause notice is in effect as of the date hereof pertaining to any Government Contract.
          (ii) Except as would not reasonably be expected to have a Material Adverse Effect on Raindance, (A) to the Knowledge of Raindance, neither Raindance nor any of its Subsidiaries nor any of their respective personnel have been under administrative, civil or criminal investigation, or indictment or audit by any Governmental Authority with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract; (B) neither Raindance nor any of its Subsidiaries has conducted or initiated any internal investigation or made a voluntary disclosure to the United States Government with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract; and (C) neither Raindance nor any of its Subsidiaries nor, to the Knowledge of Raindance, any of their respective personnel have been suspended or debarred from doing business with the United States Government or is, or at any time has been, the subject of a finding of nonresponsibility or ineligibility for United States Government contracting.
          (s) Intellectual Property.
          (i) It and each of its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable and unencumbered rights to use, all Intellectual Property (including the Technology Systems) that is used by it or its Subsidiaries in its or its Subsidiaries’ business as currently conducted. Neither it nor any of its Subsidiaries has (A) licensed to any Person any Intellectual Property owned by it or any of its Subsidiaries except for licenses granted pursuant to source code escrow provisions under Contracts identified in Section 3.3(s)(i) of its Disclosure Letter and except for non-exclusive licenses granted to customers of Raindance in the ordinary course of its business, or (B) entered into any exclusive agreements relating to Intellectual Property owned by it or its Subsidiaries.
          (ii) Section 3.3(s)(ii) of the its Disclosure Letter lists all patents and patent applications, all registered trademarks and applications therefor, trade names and service marks and applications therefor, registered copyrights and applications therefor, domain names, web sites, and mask works owned by or licensed to it or its Subsidiaries as of the date of this Agreement, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, but excluding any (A) non-exclusive licenses generally available to the public for an acquisition cost of less than $15,000 per year, (B) “shrink wrap” or “click wrap” licenses, or licenses for commercial off-the-shelf software, and (C) licenses of Intellectual Property used for internal purposes only and not integrated into or distributed with Raindance’s products or services offered to its customers. No royalties or other continuing payment obligations are due in respect of any third-party patents, trademarks or copyrights, including software.
          (iii) All patents, registered trademarks, tradenames, service marks and copyrights held by it and its Subsidiaries are, to its Knowledge, valid and subsisting. Since January 1, 2002, neither it nor any of its Subsidiaries (A) has been sued in any Litigation which involves a claim of infringement of any patents, trademarks, tradenames, service marks, copyrights or violation of any trade secret or other proprietary right of any third party or (B) has brought any Litigation for infringement of its Intellectual Property or breach of any license or other Contract involving its Intellectual Property against any third party.
          (t) State Takeover Laws. It has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “anti-greenmail,” “business combination” or other anti-takeover Laws of any jurisdiction, including Section 203 of the DGCL (collectively, “Takeover Laws”). It has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any provisions of its Organizational Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions.

          (u) Brokers and Finders. Except for Citigroup Global Markets, neither it nor any of its Subsidiaries, nor any of their respective directors, officers, employees or Representatives, has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.
     3.4 Representations and Warranties of West. Subject to and giving effect to Sections 3.1 and 3.2 and except as set forth in its Disclosure Letter, West (and Merger Sub, as indicated) hereby represents and warrants to Raindance that:
          (a) Organization, Standing, and Power. Each of it and Merger Sub is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated.
          (b) Authority; No Breach of Agreement.
          (i) Each of it and Merger Sub has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, by each of it and Merger Sub, have been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement by each of its and Merger Sub’s duly constituted Board of Directors). Assuming due authorization, execution, and delivery of this Agreement by Raindance, this Agreement represents a legal, valid, and binding obligation of each of West and Merger Sub, enforceable against each of West and Merger Sub, in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).
          (ii) Neither the execution and delivery of this Agreement by it or Merger Sub, nor the consummation by either of them of the transactions contemplated hereby, nor compliance by them with any of the provisions hereof, will (A) conflict with or result in a breach of any provision of their respective Organizational Documents, or (B) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any material asset of it or its Subsidiaries under, any Contract or Permit of it or its Subsidiaries, or (C) subject to receipt of the Required Consents and the expiration of any waiting period required by Law, violate any Law or Order applicable to it or its Subsidiaries or any of their respective material assets, except in the cases of clauses (B) and (C) above that would not reasonably be expected to have a Material Adverse Effect on West.
          (iii) Other than in connection or compliance with the provisions of the Securities Laws, and other than (A) the expiration or termination of the required waiting period under the HSR Act, (B) notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or both with respect to any Benefit Plans, (C) as set forth in Section 3.4(b)(iii) of its Disclosure Letter, and (D) would not reasonably be expected to have a Material Adverse Effect on West, no notice to, filing with, or Consent of, any Governmental Authority is necessary in connection with the execution, delivery or performance of this Agreement and the consummation by it or Merger Sub of the Merger and the other transactions contemplated by this Agreement.

           (c) Legal Proceedings. Except as set forth in West’s SEC filings, there is no Litigation pending or, to its Knowledge, threatened against it or Merger Sub, or against any asset, interest, or right of any of them, nor are there any Orders of any Governmental Authority or arbitrators outstanding against it or Merger Sub that is reasonably likely to have a Material Adverse Effect on West.
          (d) Available Funds. As of the Effective Time, it will have available all funds necessary for the payment of the Merger Consideration and to satisfy all of its and the Surviving Corporation’s obligations under Articles 1 and 2 of this Agreement, and it currently has borrowing availability under its credit facilities sufficient for the payment of the Merger Consideration and to satisfy all of its and the Surviving Corporation’s obligations under Articles 1 and 2 of this Agreement.
           (e) Merger Sub. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by West or a direct or indirect wholly owned subsidiary of West. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.
           (f) Ownership of Raindance Shares. Neither West nor any of its Affiliates is an “interested stockholder” (as such term is defined in Section 203 of the DGCL) of Raindance.
ARTICLE 4
COVENANTS AND ADDITIONAL AGREEMENTS OF THE PARTIES
     4.1 Conduct of Business Prior to Effective Time. During the period from the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated or permitted by this Agreement or to the extent reasonably necessary to carry out the transactions contemplated by this Agreement or to ensure that Raindance complies with applicable Laws and pre-existing contractual obligations or to the extent West shall otherwise Consent in writing (which Consent shall not be unreasonably withheld or delayed), Raindance shall (a) conduct its business in the ordinary course, and (b) use commercially reasonable efforts to maintain and preserve intact its business organization, employees and advantageous business relationships.
     4.2 Forbearances. During the period from the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated or permitted by this Agreement or as otherwise indicated in this Section 4.2, Raindance shall not, without the prior written Consent of West (which Consent shall not be unreasonably withheld or delayed):
          (a) amend its Organizational Documents or any indemnity agreements with its directors or officers;
          (b) (i) adjust, split, combine, subdivide or reclassify any capital stock, (ii) make, declare, set aside or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, (iii) grant any Rights, (iv) except for Permitted Issuances, issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of its capital stock, or (v) make any change in any instrument or Contract governing the terms of any of its securities;
          (c) other than short-term investments in the ordinary course of business in connection with its treasury or cash management function or pursuant to Contracts in force at the date of or permitted by this Agreement, make any investment (either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets) in any other Person;
          (d) enter into any new line of business, or materially change its operating policies that are material to it, except as required by applicable Law;
          (e) sell, transfer, mortgage, encumber or otherwise dispose of any material part of its business or any of its material properties or assets to any Person, or otherwise create or incur any material Lien on its assets, or cancel, release or assign any indebtedness of any Person or any claims against any Person or transfer, agree to transfer or grant of, or agree to grant a license to, any of its material Intellectual Property, except (i) the sale, transfer or other disposition of obsolete, worn-out or unneeded equipment in the ordinary course of business consistent with past practice or the grant of non-exclusive out-licenses in connection with ordinary revenue transactions, (ii) as security for any indebtedness permitted by Section 4.2(f), or (ii) pursuant to Contracts in force as of the date of this Agreement and disclosed in Section 4.2(e) of its Disclosure Letter;
          (f) incur any material amount of indebtedness for borrowed money other than short-term indebtedness incurred to refinance short-term indebtedness (it being understood that for purposes of this Section 4.2(f), “short-term” shall mean maturities of six months or less) and other than borrowings pursuant to existing credit facilities or pursuant to any modifications, renewals or replacements of such credit facilities so long as the maximum aggregate permitted borrowings for such modifications, renewals or replacements are not increased and do not increase or create any prepayment penalties or premiums, and other than with respect to normal course expense reimbursement commitments to officers, directors and employees; assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any Person; make any loan, capital contribution or advance to any Person (other than travel, business expense and similar advances to employees in the ordinary course of business consistent with past practice); or grant credit to any customer, distributor or supplier of it or any of its Subsidiaries on terms or in amounts materially more favorable than had been extended to any such Person in the past;
          (g) amend (except in a manner favorable to Raindance), terminate or waive any material provision of any Contract that is filed as an exhibit to its SEC Reports or that is listed in Section 3.3(l) of its Disclosure Letter or that is otherwise material to its business, other than (x) in connection with normal renewals of Contracts without materially adverse changes of terms, (y) in connection with the scheduled expiration of a Contract’s term or (z) with respect to Contracts with customers, any amendments or waivers of payment provisions in the ordinary course of business consistent with past practice in an amount not to exceed $5,000 in any one case or $25,000 in the aggregate during any 30 day period;
          (h) other than as required by Benefit Plans and Contracts as in effect at the date of this Agreement or as disclosed in Section 4.2(h) of its Disclosure Letter, (i) increase in any manner the compensation or fringe benefits of any of its officers, employees or directors, (ii) pay any pension or retirement allowance not required by any existing Benefit Plan or Contract to any such officers, employees or directors, (iii) become a party to, amend or commit itself to any Benefit Plan or Contract (or any individual Contracts evidencing grants or awards thereunder) or employment agreement with or for the benefit of any officer, employee or director, other than: (A) standard offer letters in connection with hiring at-will employees not otherwise prohibited by Section 4.2(i); and (B) Contracts in the ordinary course of business consistent with past practice under existing Benefit Plans to the extent not otherwise prohibited by this Section 4.2, or (iv) accelerate the vesting of, or the lapsing of restrictions with respect to, Rights pursuant to any Raindance Stock Plan;
          (i) hire any employee (i) other than on an at-will basis or (ii) with annual compensation (including base salary and bonus opportunity) of $200,000 or more;
          (j) settle or compromise any material Litigation, other than (x) in connection with enforcing its rights under this Agreement, or (y) for the routine collection of bills in the ordinary course of business consistent with past practice;
          (k) revalue any of its or any of its Subsidiaries’ assets or change any method of accounting or accounting practice used by it or any of its Subsidiaries (including changes with respect to extending trade receivables or making any changes to its or its Subsidiaries’ receivables write-off policies or changing its or its Subsidiaries’ payables cycle policies), other than changes required by GAAP and other than changes which would not have a material impact on Raindance or its Subsidiaries;
          (l) file or amend any Tax Return except in the ordinary course of business; settle or compromise any material Tax Liability; or make, change or revoke any material Tax election or change any method of Tax accounting, except as required by applicable Law;
          (m) merge or consolidate it or any of its Subsidiaries with any other Person, except for any such transactions among its wholly owned Subsidiaries that are not obligors or guarantors of third party indebtedness;
          (n) acquire assets or spend or commit to spend amounts on capital expenditures in exceess of the amounts set forth in Section 4.2(n) of the Disclosure Letter;
          (p) enter into any Contract that would be required to be listed in Section 3.3(l)(i) of the Disclosure Letter if entered into prior to the date hereof; or
          (q) agree to take any of the actions prohibited by this Section 4.2.
     4.3 State Filings. Upon the terms and subject to the conditions of this Agreement and prior to or in connection with the Closing, Raindance and Merger Sub shall execute and the Parties shall cause to be filed the Certificate of Merger with the Secretary of State of the State of Delaware.
     4.4 Raindance Stockholder Approval.
          (a) Raindance shall call a meeting of its stockholders to be held as soon as reasonably practicable for the purpose of obtaining the Raindance Stockholder Approval and such other matters as the Board of Directors of Raindance may direct, and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. The Board of Directors of Raindance shall make the Directors’ Recommendation to its stockholders and such Directors’ Recommendation shall be included in the Proxy Statement; provided, that the Raindance Board of Directors may withdraw, modify, or change in an adverse manner to West its recommendations and may approve or recommend any Acquisition Proposal or may make any disclosure that it determines in good faith to be required by any applicable Law and may omit the Directors’ Recommendation from the Proxy Statement if the Board of Directors of Raindance concludes in good faith (after consultation with its outside counsel) that the failure to so withdraw, modify, or change its recommendations or approve or recommend any Acquisition Proposal or make any disclosure (or the inclusion of the Directors’ Recommendation in the Proxy Statement) would violate the fiduciary duties of Raindance’s Board of Directors under applicable Law. Notwithstanding such withdrawal, modification or change of such Directors’ Recommendation, Raindance shall nevertheless submit this Agreement to its stockholders for adoption, unless this Agreement has been terminated in accordance with Section 6.1.
          (b) Raindance shall use its reasonable best efforts to prepare and file, as promptly as practicable after the date of this Agreement, the proxy statement of Raindance (the “Proxy Statement”) with the SEC and shall promptly notify West of the receipt of all comments of the SEC with respect to the Proxy Statement or any documents incorporated by reference therein and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to West copies of all correspondence between Raindance and/or any of its directors, officers, employees or Representatives and the SEC with respect to the Proxy Statement and such incorporated documents. Raindance and West shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement and such incorporated documents from the SEC and Raindance shall cause the definitive Proxy Statement to be mailed as promptly as possible after the date the SEC staff advises that it has no further comments thereon or that Raindance may commence mailing the Proxy Statement. Prior to filing or mailing the Proxy Statement or filing any other required filings in connection with the Merger (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Raindance shall provide West with a reasonable opportunity to review and comment on such document or response and shall include in such document or response comments reasonably proposed by West as long as such reasonable comments are provided to Raindance promptly (and in any event within two days) after West receives such documents or response; provided, that nothing in this Section 4.4(b) shall be deemed to require Raindance to provide West with any opportunity to review or comment on documents or responses related to disclosures permitted by Section 4.9(c) or the proviso in the second sentence of Section 4.4(a).
          (c) Each Party shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Raindance, West or any of their respective Subsidiaries to any third party and/or any Governmental Authority in connection with the Merger and the transactions contemplated by this Agreement.
          (d) Raindance agrees, as to itself and its Subsidiaries, that (i) the Proxy Statement and any amendment or supplement thereto will comply in all material respects with the applicable provisions of the 1934 Act and the rules and regulations thereunder and (ii) none of the information supplied by Raindance or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to its stockholders or at the time of the meeting of its stockholders held for the purpose of obtaining the Raindance Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading; provided, that no representation is made by Raindance with respect to statements made therein based on information supplied in writing by West or Merger Sub specifically for inclusion in such documents.
          (e) West agrees that none of the information supplied in writing by West or Merger Sub specifically for inclusion in the Proxy Statement will, at the date of mailing to Raindance stockholders or at the time of the meeting of the Raindance stockholders held for the purpose of obtaining the Raindance Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading.
     4.5 Reasonable Best Efforts.
          (a) Upon the terms and subject to the conditions set forth in this Agreement, each Party shall use its reasonable best efforts, at its own cost and expense, to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to promptly consummate and make effective the transactions contemplated by this Agreement, (ii) obtain all Consents of, and give all notices to and make all filings with, all Governmental Authorities and other third parties that may be or become necessary for the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby (other than Consents or notices from or to third parties that are not material to Raindance) (the “Required Consents”), (iii) lift or rescind any injunction or restraining order or other Order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby, and (iv) fulfill all conditions to the obligations of such parties under this Agreement. Each Party shall cooperate fully with the other Parties in promptly seeking to obtain all such Consents, giving such notices, and making such filings. Notwithstanding the foregoing, nothing contained in this Section 4.5 shall preclude any Party from exercising its rights under this Agreement, including a Party’s right to terminate this Agreement in accordance with Section 6.1.
          (b) In furtherance and not in limitation of the terms of Section 4.5(a), to the extent required by applicable Law, each of West and Raindance shall file, or cause to be filed, a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable after the date of this Agreement, shall supply promptly any additional information and documentary material that may be requested by any Governmental Authority (including the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission) pursuant to the HSR Act, and shall cooperate in connection with any filing under applicable antitrust Laws and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by any Governmental Authority, including the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, or the office of any state attorney general; provided, that West shall not be required to Consent to any divestiture or other structural or conduct relief in order to obtain clearance from any Governmental Authority. In the event that any legal, administrative, arbitral or other proceeding, claim, suit or action is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging any of the transactions contemplated by this Agreement or in the event that any Governmental Authority shall otherwise object to any of the transactions contemplated by this Agreement, each of West, Merger Sub and Raindance shall cooperate with each other and use its respective reasonable best efforts: (A) to vigorously defend, contest and resist any such proceeding, claim, suit, action or challenge; and (B) to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.
          (c) To the extent permitted by Law, each Party will promptly furnish to the other Party copies of applications filed with all Governmental Authorities and copies of written communications received by such Party from any Governmental Authorities with respect to the transactions contemplated hereby. Each Party agrees that it will consult with the other Party with respect to the obtaining of all Required Consents and each Party will keep the other Party apprised of the status of material matters relating to completion of the transactions contemplated hereby. Neither Party shall agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the Merger unless it consults with the other parties reasonably in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate. All documents that the Parties or their respective Subsidiaries are responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby (including to obtain Consents of Governmental Authorities) will comply as to form in all material respects with the provisions of applicable Law.
     4.6 Notification of Certain Matters. Raindance shall give prompt notice to West (and subsequently keep West informed on a current basis) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (a) is reasonably likely to result in any Material Adverse Effect on Raindance, or (b) is reasonably likely to cause or constitute a breach of any of its representations, warranties, covenants, or agreements contained herein such that the conditions in Section 5.2(a) or 5.2(b) would not be satisfied. Raindance shall deliver to West a copy of each written opinion of its financial advisor, Citigroup Global Markets, as soon as reasonably practicable after Raindance’s receipt thereof.
     4.7 Investigation and Confidentiality.
          (a) Raindance shall permit West to make or cause to be made such investigation of the business and Properties of Raindance and its Subsidiaries and of Raindance’s financial and legal conditions as West reasonably requests; provided, that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations; and provided further, that neither Raindance nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client or other privilege with respect to such information, contravene any Law, Order, or Contract, or result in disclosure of any trade secrets of third parties and the Parties will use their reasonable best efforts to make appropriate substitute disclosure arrangements, to the extent practicable, in circumstances in which the restrictions of the preceding sentence apply. Raindance shall make available to West (i) a copy of each material report, schedule, registration statement and other document filed (it being agreed that electronic filing with the SEC is deemed to satisfy the requirements of this provision (i)) or received by it pursuant to the requirements of the federal or state securities or Tax laws, and (ii) promptly after delivery to the Rockies Board (and in no event later than within 15 business days after the end of each month following the date hereof), an unaudited monthly consolidated balance sheet of Raindance and its Subsidiaries for the month then ended and related unaudited consolidated statements of earnings. No investigation by West shall affect the representations and warranties of Raindance.
          (b) Each Party shall continue to comply with the terms of the Confidentiality Agreement, including with respect to information provided pursuant to Section 4.7(a).
     4.8 Press Releases; Publicity. Prior to the Effective Time, the Parties shall consult with each other as to the form and substance of any press release or other public statement reasonably related to this Agreement and the transactions contemplated hereby prior to issuing such press release or public statement or making any other public disclosure related thereto; provided, that nothing in this Section 4.8 shall be deemed to require consultation of any Party with respect to any disclosure that may be consistent with actions taken by Raindance or its Board of Directors pursuant to Sections 4.4(a) or 4.9(c).
     4.9 Acquisition Proposals.
          (a) Raindance agrees that it will not, and will cause its directors, officers, investment bankers, financial advisors, attorneys and accountants not to, and shall use its reasonable best efforts to cause its employees and other agents not to (it being understood that once Raindance discovers that any employee or other agent has engaged in activity that violates this Section 4.9(a), it shall promptly cause such employee or other agent to cease such activity), (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations concerning, (iii) provide any confidential or nonpublic information or data to, or provide access to its properties, books, records or personnel to, (iv) have or participate in any discussions with, or (v) exempt from the restrictions contained in any Takeover Laws, including Section 203 of the DGCL, any Person relating to any Acquisition Proposal; provided that, notwithstanding anything to the contrary contained in this Section 4.9 or elsewhere in this Agreement, in the event Raindance receives an unsolicited bona fide Acquisition Proposal at any time prior to, but not after, the time this Agreement is adopted by the Raindance Stockholder Approval, and Raindance’s Board of Directors concludes in good faith that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, Raindance may, and may permit its officers and Representatives to, furnish or cause to be furnished nonpublic information or data, provide access to its properties, books, records or personnel, exempt from the restrictions contained in any Takeover Laws, including Section 203 of the DGCL, the Person submitting such Acquisition Proposal, modify, waive, amend or release any standstill, confidentiality or similar agreements, and participate in such negotiations or discussions to the extent that the Board of Directors of Raindance concludes in good faith (after consultation with outside counsel) that failure to take such actions would violate its fiduciary duties under applicable Law; provided further, that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, it shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the terms currently in effect in the Confidentiality Agreement. Raindance will (i) immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than West with respect to any Acquisition Proposal and request the prompt return or destruction of all confidential information previously furnished to such parties or their Representatives between January 1, 2005 and the date of this Agreement and (ii) except as provided above in this Section 4.4(a), not modify, waive, amend or release any standstill, confidentiality or similar agreements entered into with such parties. Raindance shall promptly (within two days) advise West following receipt of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal), and will keep West apprised of any related developments, discussions and negotiations on a current basis.
          (b) If, in response to an Acquisition Proposal that was not solicited by Raindance and which did not otherwise result from a breach of Section 4.9(a) (an “Outside Proposal”), the Board of Directors of Raindance concludes in good faith (after consultation with outside counsel) that notwithstanding this Agreement and any concessions which may be offered by West in negotiations entered into pursuant to the following sentence, such Outside Proposal is a Superior Proposal the Board of Directors of Raindance may (subject to this and the following two sentences) terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause Raindance to enter into a letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement with respect to the Superior Proposal that prompted such termination), but only at a time that is prior to the time this Agreement is adopted by the Raindance Stockholder Approval and after the second business day following West’s receipt of written notice advising West that the Board of Directors of Raindance is prepared to accept such Outside Proposal, specifying the material terms and conditions of such Outside Proposal and identifying the person making such Outside Proposal. If requested by West in response to a notice advising West that the Board of Directors of Raindance is prepared to accept such Outside Proposal, during the two business day period referred to in the preceding sentence, Raindance shall, and shall cause its directors, officers, investment bankers, financial advisors, and attorneys to, negotiate in good faith with West to make such adjustments in the terms and conditions of this Agreement as would enable the Board of Directors to proceed with the transactions contemplated herein on such adjusted terms (any proposal from West based on such adjusted terms being referred to as the “Adjusted West Proposal”). No withdrawal or modification of the Directors’ Recommendation or acceptance of an Outside Proposal shall change the approval of the Raindance Board of Directors for purposes of causing any Takeover Laws to be inapplicable to the transactions contemplated by this Agreement.
          (c) Nothing contained in this Agreement shall prevent Raindance or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the 1934 Act with respect to an Acquisition Proposal; provided, if such disclosure has the effect of withdrawing or modifying the Directors’ Recommendation in a manner adverse to West, West shall have the right to terminate this Agreement to the extent set forth in Section 6.1(e) and such withdrawal or modification must comply with Section 4.4.
     4.10 Takeover Laws. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated hereby, Raindance and the members of its Board of Directors will grant such approvals and take such actions as are necessary (other than any action requiring the approval of its stockholders (other than as contemplated by Section 4.4)) so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated by this Agreement.
     4.11 Employee Benefits and Contracts.
          (a) Following the Effective Time, West at its election shall either (i) provide generally to officers and employees of Raindance, who at or after the Effective Time remain employees of the Surviving Corporation (“Continuing Employees”), employee benefits under Benefit Plans maintained by West, on terms and conditions which are substantially the same as for similarly situated officers and employees of West and its Subsidiaries, or (ii) maintain, for the benefit of the Continuing Employees, the Benefit Plans maintained by Raindance immediately prior to the Effective Time; provided, however that any Continuing Employee who was deemed by Raindance as a full-time employee of Raindance as of the Effective Time and who is terminated by West within one year following the Effective Time shall be entitled to the severance payments set forth in Section 4.11(a) of Raindance’s Disclosure Letter. For purposes of this Section 4.11, Benefit Plans maintained by West are deemed to include Benefit Plans maintained by its Subsidiaries. As of immediately prior to the Effective Time, Raindance’s Board of Directors shall adopt resolutions terminating all Benefit Plans that are intended to qualify under section 401(a) of the Code.
          (b) For purposes of participation and vesting (but not accrual of benefits) under Benefit Plans maintained by West, service with Raindance or any of its predecessors shall be treated as service with West. West shall cause welfare Benefit Plans maintained by West that cover the Continuing Employees after the Effective Time to (A) waive any waiting period and restrictions and limitations for preexisting conditions or insurability (except for pre-existing conditions that were excluded under welfare Benefit Plans maintained by Raindance), and (B) cause any deductible, co-insurance, or maximum out-of-pocket payments made by the Continuing Employees under welfare Benefit Plans maintained by Raindance to be credited to such Continuing Employees under welfare Benefit Plans maintained by West, so as to reduce the amount of any deductible, co-insurance, or maximum out-of-pocket payments payable by the Continuing Employees under welfare Benefit Plans maintained by West.
          (c) West shall, and shall cause the Surviving Corporation to, honor all employment, severance, consulting, and other compensation Contracts disclosed in Raindance’s Disclosure Letter or filed as exhibits to its SEC Reports prior to the date of this Agreement.

          (d) Nothing in this Section 4.11 shall be interpreted as preventing West, from and after the Effective Time, from amending, modifying or terminating any Benefit Plans maintained by Raindance or it, or other Contracts, arrangements, commitments or understandings, in accordance with their terms and applicable Law.
     4.12 Indemnification.
          (a) From and after the Effective Time, in the event of any threatened or actual claim, action, suit, proceeding, or investigation, whether civil, criminal, or administrative, in which any Person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of Raindance (each an “Indemnified Party”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that the Indemnified Party is or was a director, officer, or employee of Raindance or any of its predecessors, or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, West shall cause the Surviving Corporation to indemnify, defend and hold harmless, to the same extent such Indemnified Parties are indemnified or have the right to advancement of expenses pursuant to the Organizational Documents of Raindance and indemnification agreements, if any, in existence on the date of this Agreement with Raindance or its Subsidiaries and disclosed in Raindance’s Disclosure Letter, and to the fullest extent permitted by Law, each such Indemnified Party against any Liability (including advancement of reasonable attorneys’ fees and expenses prior to the final disposition of any claim, suit, proceeding, or investigation to each Indemnified Party to the fullest extent permitted by Law upon receipt of any undertaking required by applicable Law), judgments, fines, and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding, or investigation.
          (b) West agrees that all rights to indemnification and all limitations on Liability existing in favor of the directors, officers, and employees of Raindance (the “Covered Parties”) as provided in their respective Organizational Documents as in effect as of the date of this Agreement or in any indemnification agreement in existence on the date of this Agreement with Raindance and disclosed in Raindance’s Disclosure Letter with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect, and West shall cause such rights to indemnification and limitations on Liability to be honored by such entities or their respective successors as if they were the indemnifying party thereunder, without any amendment thereto; provided, that nothing contained in this Section 4.12(b) shall be deemed to preclude the liquidation, consolidation, or merger of the Surviving Corporation, in which case all of such rights to indemnification and limitations on Liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation, or merger. Without limiting the foregoing, in any case in which approval by the Surviving Corporation is required to effectuate any indemnification, the Surviving Corporation shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between West and the Indemnified Party.
          (c) West, from and after the Effective Time, will directly or indirectly cause the Persons who served as directors or officers of Raindance at or before the Effective Time to be covered by Raindance’s existing directors’ and officers’ liability insurance policy or by “tail” insurance policies with at least the same coverage and amounts containing terms and conditions which are not less advantageous than Raindance’s existing directors’ and officers’ liability insurance policy; provided, that West may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy; provided further, that in no event shall West or any of its Subsidiaries be required to expend for premiums applicable to coverage in any one year an amount in excess of 150% of the current annual premium paid by Raindance (as set forth in Section 4.12 of Raindance’s Disclosure Letter) for such insurance; provided, further that if the annual premiums of such insurance coverage exceed such amount, West or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. Such insurance coverage shall commence at the Effective Time and will be provided for a period of no less than six years after the Effective Time.
          (d) If West or the Surviving Corporation or any of their respective successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of West and the Surviving Corporation shall assume the obligations set forth in this Section 4.12.
          (e) The Indemnified Parties to whom this Section 4.12 applies shall be third party beneficiaries of this Section 4.12. The provisions of this Section 4.12 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.
     4.13 Director Resignations. Raindance shall use commercially reasonable efforts to procure the resignation or removal of each of the members of the Boards of Directors of Raindance and its Subsidiaries as of the Effective Time.
     4.14 Financing. West shall take all actions necessary to ensure that it has available to it, at the Effective Time, all funds necessary for the payment of the Merger Consideration and all funds necessary to satisfy all of its and the Surviving Corporation’s obligations under Articles 1 and 2 of this Agreement. Further, West will use reasonable best efforts to give prompt notice to Raindance (and subsequently keep Raindance informed on a current basis) upon its becoming aware of any developments that are reasonably likely to cause or constitute a breach of Section 3.4(d) (after giving effect to Sections 3.1 and 3.2) or the foregoing sentence of this Section 4.14 (and in any event within 48 hours of the time West becomes aware of such development).
ARTICLE 5
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE
     5.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by each Party pursuant to Section 7.7:
          (a) Stockholder Approval. Raindance shall have obtained the Raindance Stockholder Approval.
          (b) HSR Act. The waiting period under the HSR Act, if applicable, shall have expired or been terminated.
          (c) No Orders or Restraints; Illegality. No Order issued by any Governmental Authority (whether temporary, preliminary, or permanent) preventing the consummation of the Merger shall be in effect and no Law or Order shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits, restrains, or makes illegal the consummation of the Merger.
          (d) Other Governmental Approvals. Any other approval of any Government Authority or waiting periods under any applicable law or regulation of any Governmental Authority shall be obtained or have expired (without the imposition of any material condition) if the failure to obtain any such approval or the failure of any such waiting period to expire would reasonably be expected to subject any person to a material risk of criminal liability involving felony charges or material civil liability.
     5.2 Conditions to Obligations of West. The obligations of West to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by West pursuant to Section 7.7:
          (a) Representations and Warranties. (i) The representations and warranties of Raindance set forth in this Agreement, disregarding all Material Adverse Effect and, except as expressly provided in this Section 5.2(a), materiality qualifications contained therein (but not disregarding any dollar thresholds contained in any representations or warranties or any materiality qualifiers contained in the Specified Representations), shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date), except in each such case as of the date of this Agreement, the Closing Date or any other date where the failure of any such representations and warranties to be so true and correct has not had and would not reasonably be likely to have a Material Adverse Effect on Raindance and (ii) the representations and warranties of Raindance set forth in Section 3.3(c) of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except that representations and warranties set forth in Section 3.3(c) that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct in all material respects as of such date). West shall have received a certificate, dated the Closing Date, signed on behalf of Raindance by the Chief Executive Officer and Chief Financial Officer of Raindance, to such effect.
          (b) Performance of Agreements and Covenants. The agreements and covenants of Raindance to be performed and complied with pursuant to this Agreement prior to the Effective Time shall have been duly performed and complied with in all material respects (it being understood that for purposes of this Section 5.2(b), an adverse impact on Raindance’s recurring EBITDA as a result of such non-compliance shall be taken into account for purposes of determining the materiality of such non-compliance) and West shall have received a certificate, dated the Closing Date, signed on behalf of Raindance by the Chief Executive Officer and Chief Financial Officer of Raindance, to such effect.
          (c) Corporate Authorization. West shall have received from Raindance (i) certified resolutions of its Board of Directors and stockholders authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and (ii) certificates of good standing, dated as of a recent date before the Closing Date, from the Secretaries of State of the States of Delaware, Colorado, California and Georgia.
          (d) Material Adverse Effect. Since the date hereof, there shall not have occurred any fact, circumstance or event, individually or taken together with all other facts, circumstances or events, that has had or is reasonably likely to have a Material Adverse Effect on Raindance.
     5.3 Conditions to Obligations of Raindance. The obligations of Raindance to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Raindance pursuant to Section 7.7:
          (a) Representations and Warranties. The representations and warranties of West set forth in this Agreement, disregarding all Material Adverse Effect qualifications contained therein, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date), except in each such case as of the date of this Agreement, the Closing Date or any other date where the failure of any such representations and warranties to be so true and correct has not had and would not reasonably be likely to have a Material Adverse Effect on West, and Raindance shall have received a certificate, dated the Closing Date, signed on behalf of West by a duly authorized officer of West, to such effect.
          (b) Performance of Agreements and Covenants. The agreements and covenants of West to be performed and complied with pursuant to this Agreement prior to the Effective Time shall have been duly performed and complied with in all material respects and Raindance shall have received a certificate, dated the Closing Date, signed on behalf of West by a duly authorized officer of West, to such effect.
ARTICLE 6
TERMINATION
     6.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the Raindance Stockholder Approval, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:
          (a) By mutual consent of the Board of Directors of both Parties; or
          (b) By the Board of Directors of either Party in the event of a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the other Party, which breach would result in, if occurring or continuing on the Closing Date, the failure of the conditions to the terminating Party’s obligations set forth in Sections 5.2 or 5.3, as the case dictates, and which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or
          (c) By the Board of Directors of either Party in the event that (i) any Consent required to be obtained from any Governmental Authority has been denied by final nonappealable action of such Governmental Authority, and the failure to obtain any such Consent would reasonably be expected to subject any person to a material risk of criminal liability involving felony charges or material civil liability, or (ii) the Raindance Stockholder Approval has not been obtained by reason of the failure to obtain the required vote at the Raindance stockholders’ meeting where this Agreement was presented to such shareholders for approval and voted upon; or
          (d) By the Board of Directors of either Party in the event that the Merger has not been consummated by August 1, 2006, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 6.1(d); or
          (e) By the Board of Directors of West in the event that (i) Raindance has withdrawn or modified the Director’s Recommendation in a manner adverse to West, or (ii) the Board of Directors of Raindance has recommended, endorsed, accepted or agreed to an Acquisition Proposal.
          (f) By the Board of Directors of Raindance in accordance with Section 4.9(b); provided that (1) Raindance has not breached Section 4.9 in any material respect, and (2) Raindance has tendered the Termination Fee to West.

     6.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall become void and have no effect, and none of West, Raindance, any of their respective Subsidiaries, or any of the officers or directors of any of them, shall have any Liability of any nature whatsoever hereunder or in conjunction with the transactions contemplated hereby, except that (i) the provisions of Section 4.7(b), this Section 6.2, and Article 7 shall survive any such termination and abandonment, and (ii) a termination of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement of such Party contained in this Agreement.
ARTICLE 7
MISCELLANEOUS
     7.1 Definitions.
          (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:
          “1933 Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
          “1934 Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
          “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 30% or more of the assets of Raindance (based on the fair market value thereof) or 30% or more of the voting power of Raindance, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 30% or more of the voting power of Raindance, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization or other similar transaction which would result in a third party beneficially owning 30% or more of the voting power of Raindance, or a liquidation or dissolution of Raindance.
          “Affiliate” of a Person shall mean (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person or (ii) any director, partner or officer of such Person or, for any Person that is a limited liability company, any manager or managing member thereof. For purposes of this definition, “control” (and its derivatives) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of equity, voting or other interests, as trustee or executor, by contract or otherwise.
          “Benefit Plan” shall mean any written pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, any other written employee program or agreement, any medical, vision, dental, or other written health plan, any life insurance plan, and any other written employee benefit plan or fringe benefit plan, including any written “employee benefit plan” (as that term is defined in Section 3(3) of ERISA), maintained by, sponsored in whole or in part by, or contributed to by a Party for the benefit of its and its Subsidiaries’ employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which such employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate.
          “Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated August 24, 2004, as amended December 15, 2005, by and between West and Raindance.
          “Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.
          “Contract” shall mean any written or oral agreement, arrangement, commitment, contract, indenture, instrument, lease, understanding, or undertaking of any kind or character to which any Person is a party or that is binding on any Person or its capital stock, assets, or business.
          “Default” shall mean (i) any breach or violation of or default under any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, materially and adversely change the current terms of, or renegotiate, or to accelerate, increase, or impose any material Liability under, any Contract, Law, Order, or Permit.
          “DGCL” shall mean the Delaware General Corporation Law.
          “Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common Law in respect of, pollution or protection of the environment, including CERCLA, the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901, et seq., and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
          “ERISA Affiliate” of any Person means any entity that is, or at any relevant time was, a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Internal Revenue Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Internal Revenue Code) or (iii) an affiliated service group (as defined under Section 414(m) of the Internal Revenue Code or the regulations under Section 414(o) of the Internal Revenue Code) with such Person.
          “ERISA Plan” shall mean any Benefit Plan which is an “employee welfare benefit plan,” as that term is defined in Section 3(l) of ERISA, or an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA.

          “Facilities” shall mean all buildings and improvements on the Property of any Person.
          “Financial Statements” shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Raindance and its Subsidiaries as of September 30, 2005, and as of December 31, 2004 and 2003, and the related consolidated statements of operations, cash flows, and stockholders’ equity and comprehensive income (loss) (including related notes and schedules, if any) for the nine months ended September 30, 2005 and for each of the three years ended December 31, 2004, 2003 and 2002, as filed by Raindance in its SEC Reports, and (ii) the consolidated balance sheets of Raindance and its Subsidiaries (including related notes and schedules, if any), and related statements of operations, cash flows, and stockholders’ equity and comprehensive income (loss) (including related notes and schedules, if any) included in its SEC Reports filed with respect to periods ended subsequent to September 30, 2005.
          “GAAP” shall mean United States generally accepted accounting principles, consistently applied during the periods involved.
          “Governmental Authority” shall mean the Federal Communications Commission, the Federal Trade Commission, the Internal Revenue Service, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the Nasdaq, the SEC and any other domestic or foreign court, administrative agency, commission or other governmental authority or instrumentality (in each case including the staff thereof), or any industry self-regulatory authority (including the staff thereof).
          “Government Contract” means any contract (including any subcontract with a prime contractor or other subcontractor who is a party to any such contract) to which Raindance or any of its Subsidiaries is a party, or by which any of them are bound, the ultimate contracting party of which is either (i) the United States Government or (ii) with respect to any contract that provides for or is reasonably likely to require annual payments to Raindance of $100,000 or more, any other Governmental Authority.
          “Hazardous Material” shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws), and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products that are or become regulated under any applicable local, state, or federal Law (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).
          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.
          “Intellectual Property” shall mean (i) any patents, copyrights, trademarks, service marks, maskworks or similar rights throughout the world, and applications or registrations for any of the foregoing, (ii) any proprietary interest, whether registered or unregistered, in know-how, copyrights, trade secrets, database rights, data in databases, website content, inventions, invention disclosures or applications, software (including source and object code), operating and manufacturing procedures, designs, specifications and the like, (iii) any proprietary interest in any similar intangible asset of a technical, scientific or creative nature, including slogans, logos and the like and (iv) any proprietary interest in or to any documents or other tangible media containing any of the foregoing.

          “Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
          “Knowledge” of any Party or “known to” a Party and any other phrases of similar import means, with respect to any matter in question relating to a Party, if any of the Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer or General Counsel of such Party have actual knowledge of such matter, after reasonable inquiry of their direct subordinates who would be likely to have knowledge of such matter and reasonable review of records readily available to such officer.
          “Law” shall mean any code, law (including any rule of common law), ordinance, regulation, rule, or statute applicable to a Person or its assets, Liabilities, or business, including those promulgated, interpreted, or enforced by any Governmental Authority.
          “Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, or guaranty of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.
          “Lien” shall mean any mortgage, pledge, reservation, restriction (other than a restriction on transfers arising under the Securities Laws), security interest, lien, or encumbrance of any nature whatsoever of, on, or with respect to any property or property interest, other than: Liens for property Taxes not yet due and payable; liens, encumbrances or imperfections of title that have arisen in the ordinary course of business; liens, encumbrances or imperfections of title arising under any of the Contracts identified in Section 7.1(a) of Raindance’s Disclosure Letter referred or filed as exhibits to Raindance’s SEC Reports filed prior to the date of this Agreement; and liens, encumbrances or imperfections of title relating to liabilities reflected in the Financial Statements (including any related notes) contained in Raindance’s SEC Reports filed prior to the date of this Agreement.
          “Litigation” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability, but shall not include claims of entitlement under any Benefit Plans that are made or received in the ordinary course of business.
          “Nasdaq” shall mean the National Market System of The Nasdaq Stock Market.
          “Order” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Governmental Authority.
          “Organizational Documents” shall mean the articles of incorporation, certificate of incorporation, charter, bylaws or other similar governing instruments, in each case as amended as of the date specified, of any Person.
          “Party” shall mean West and Merger Sub, on the one hand, or Raindance, on the other hand, and “Parties” shall mean West, Merger Sub and Raindance.

          “Pension Plan” shall mean any ERISA Plan which is also subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.
          “Permit” shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, or permit from Governmental Authorities that are required for the operation of the businesses of a Person or its Subsidiaries.
          “Permitted Issuances” shall mean issuances of Raindance Common Stock upon exercise of outstanding Rights issued under the Raindance Stock Plans or upon exercise of Raindance Warrants or pursuant to the ESPP.
          “Person” shall mean any natural person or any legal, commercial, or governmental entity, including, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, or person acting in a representative capacity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the 1934 Act.
          “Property” shall mean all real property leased or owned by any Person and its Subsidiaries, either currently or in the past.
          “Representative” shall mean any investment banker, financial advisor, attorney, accountant, consultant, agent or other representative of a Person.
          “Rights” shall mean, with respect to any Person, securities, or obligations convertible into or exercisable for, or giving any other Person any right to subscribe for or acquire, or any options, calls, restricted stock, deferred stock awards, stock units, phantom awards, dividend equivalents, or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person, whether vested or unvested or exercisable or unexercisable, and shall include the Raindance Options.
          “Raindance Common Stock” shall mean the $.0015 par value per share common stock of Raindance.
          “Raindance Option” shall mean an option to purchase a share or shares of Raindance Common Stock.
          “Raindance Stockholder Approval” shall mean the adoption of this Agreement by the holders of at least a majority of the outstanding shares of Raindance Common Stock.
          “Raindance Stock Plan” shall mean any equity compensation plan of Raindance.
          “SEC” shall mean the United States Securities and Exchange Commission.
          “SEC Reports” shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with the SEC.
          “Securities Laws” shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, the Investment Advisers Act of 1940, and the Trust Indenture Act of 1939, each as amended, state securities and “Blue Sky” Laws, including in each case the rules and regulations of any Governmental Authority promulgated thereunder.
          “Specified Representations” shall mean the representations contained in Sections 3.3(b)(iii), 3.3(d)(iii), 3.3(d)(v), 3.3(k)(ii) and 3.3(l)(ii).
          “Subsidiary” or “Subsidiaries” shall have the meaning assigned in Rule 1-02(x) of Regulation S-X of the SEC.
          “Superior Proposal” means any bona fide, unsolicited, written Acquisition Proposal for at least a majority of the outstanding shares of Raindance Common Stock on terms that the Board of Directors of Raindance concludes in good faith to be more favorable from a financial point of view to its stockholders than the Merger and the other transactions contemplated by this Agreement (including the terms, if any, proposed by West to amend or modify the terms of the transactions contemplated by this Agreement, subject to Section 4.9(b)), (1) after consulting with its financial advisors (who shall be a nationally recognized investment banking firm), and (2) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein).
          “Tax” or “Taxes” shall mean all federal, state, local, and foreign taxes, charges, fees, levies, imposts, duties, or other like assessments, including assessments for unclaimed property, as well as income, gross receipts, excise, employment, sales, use, transfer, intangible, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, or foreign government or subdivision or agency thereof, whether disputed or not, including any related interest, penalties, and additions imposed thereon or with respect thereto, and including any liability for Taxes of another Person pursuant to a contract, as a transferee or successor, under Treasury Regulation Section 1.1502-6 or analogous provision of state, local or foreign law or otherwise. The term “Tax” shall also include any universal service fund or similar charge imposed by any state, Federal or other Governmental Authority.
          “Tax Return” shall mean any report, return, information return, or other information provided or required to be provided to a Taxing Authority in connection with Taxes, including any return of an Affiliated or combined or unitary group that includes a Party or its Subsidiaries and including without limitation any estimated Tax return.
          “Taxable Period” shall mean any period prescribed by any Taxing Authority.
          “Taxing Authority” shall mean any federal, state, local, municipal, foreign, or other Governmental Authority, instrumentality, commission, board or body having jurisdiction over the Parties to impose or collect any Tax.
          “Technology Systems” shall mean the electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals, and computer systems, including any outsourced systems and processes, used by Raindance.

          “Termination Fee” shall mean $4,500,000.
          “West Common Stock” shall mean the $.01 par value per share common stock of West.
          (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Adjusted West Proposal	Section 4.9(b)
Agreement	Preamble
CERCLA	Section 3.3(h)
Certificates	Section 1.4(b)
Certificate of Merger	Section 1.3
Closing	Section 1.2
Closing Date	Section 1.2
Continuing Employees	Section 4.11(a)
Covered Parties	Section 4.12(b)
Directors’ Recommendation	Section 3.3(b)(ii)
Disclosure Letter	Section 3.1
Dissenting Shares	Section 1.4(a)
Effective Time	Section 1.3
ESPP	Section 1.6(e)
Exchange Fund	Section 2.1(a)
Excluded Shares	Section 1.4(d)
Final Exercise Period	Section 1.6(e)
Indemnified Parties	Section 4.12(a)
Large Customer	Section 3.3(l)(ii)
Material Adverse Effect	Section 3.2
Merger	Section 1.1
Merger Consideration	Section 1.4(a)
Merger Sub	Preamble
Outside Proposal	Section 4.9(b)
Paying Agent	Section 2.1(a)
PCBs	Section 3.3(h)
Per Share Purchase Price	Section 1.4(a)
Required Consents	Section 4.5(a)
Raindance	Preamble
Raindance Warrant	Section 1.7
Proxy Statement	Section 4.4(b)
Sarbanes-Oxley Act	Section 3.3(d)(iv)
SEC Reports	Section 3.3(d)(i)
Stockholder Agreements	Preamble
Surviving Corporation	Section 1.1
Takeover Laws	Section 3.3(t)
Terminable Contract	Section 3.3(l)
Warrantholder	Section 1.7
West	Preamble
          (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes,” or “including” are used in this

Agreement, they shall be deemed followed by the words “without limitation.” The words “hereby,” “herein,” “hereof” or “hereunder,” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific section.
     7.2 Non-Survival of Representations and Covenants. Except for Articles 1 and 2, Sections 4.7(b) and 4.12 and this Article 7, the respective representations, warranties, obligations, covenants, and agreements of the Parties shall be deemed only to be conditions of the Merger and shall not survive the Effective Time.
     7.3 Expenses.
          (a) Except as otherwise provided in this Section 7.3 or in Section 7.4, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration, and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.
          (b) In the event that the Termination Fee becomes payable by Raindance to West pursuant to Section 7.4(a), or 7.4(b), in addition to the Termination Fee and at the same time as it becomes payable pursuant to Section 7.4, Raindance shall make a nonrefundable cash payment to West in an amount equal to the aggregate amount of all fees and expenses (including all attorneys’ fees, investment bankers’ fees, accountants’ fees and filing fees) that have been paid or that may become payable by or on behalf of West in connection with the preparation and negotiation of this Agreement, and otherwise in connection with the Merger and the other transactions contemplated in this Agreement; provided, that the aggregate amount payable by Raindance to West under the first sentence of this Section 7.3(b) shall in no event exceed $700,000. In the event that Raindance fails to pay when due any amount payable under this Section 7.3(b), then (i) Raindance shall reimburse West for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with the collection of such overdue amount, and (ii) Raindance shall pay to West interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid in full) at a rate per annum equal to the Prime Rate in effect on the date such overdue amount was originally required to be paid.
          (c) Nothing contained in this Section 7.3 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the non-breaching Party.
     7.4 Termination Fee.
          (a) In the event that (A) (i) either Party shall terminate this Agreement pursuant to Section 6.1(c)(ii), or (ii) West shall terminate this Agreement pursuant to Section 6.1(e)(i), or (iii) West shall terminate this Agreement pursuant to Section 6.1(b) on the basis of a material breach by Raindance of Section 4.4 or 4.9, (B) at any time after the date of this Agreement and prior to such termination there shall have been publicly announced an Acquisition Proposal that has not been formally withdrawn or abandoned prior to such termination, and (C) within 12 months following such termination an Acquisition Proposal is consummated or a definitive agreement or letter of intent is entered into by Raindance with respect to an Acquisition Proposal, Raindance shall pay West the Termination Fee within five business days of the earlier of the consummation of such Acquisition Proposal or the date on which Raindance enters into a definitive agreement, letter of intent, agreement in principle, memorandum of understanding or other agreement with respect to such Acquisition Proposal, by wire transfer of immediately available funds.

          (b) In the event that West shall terminate this Agreement pursuant to Section 6.1(e)(ii), Raindance shall pay to West the Termination Fee within five business days after the date this Agreement is terminated, by wire transfer of immediately available funds.
          (c) In the event that Raindance shall terminate this Agreement pursuant to Section 6.1(f), then Raindance shall pay West the Termination Fee on the date this Agreement is terminated, by wire transfer of immediately available funds.
          (d) Raindance hereby acknowledges that the agreements contained in this Section 7.4 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, West would not enter into this Agreement. In the event that Raindance fails to pay when due any amount payable under this Section 7.4, then (i) Raindance shall reimburse West for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with the collection of such overdue amount, and (ii) Raindance shall pay to West interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid in full) at a rate per annum equal to the Prime Rate in effect on the date such overdue amount was originally required to be paid.
     7.5 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the Disclosure Letters and Exhibits) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than the Confidentiality Agreement, which shall remain in effect. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement except as expressly set forth in Section 4.12.
     7.6 Amendments. Before the Effective Time, this Agreement may be amended by a subsequent writing signed by each of the Parties, whether before or after the Raindance Stockholder Approval has been obtained, except to the extent that any such amendment would violate applicable Law or would require the approval of the stockholders of Raindance, unless such required approval is obtained.
     7.7 Waivers.
          (a) Prior to or at the Effective Time, either Party shall have the right to waive any Default in the performance of any term of this Agreement by the other Party, to waive or extend the time for the compliance or fulfillment by the other Party of any and all of such other Party’s obligations under this Agreement, and to waive any or all of the conditions precedent to its obligations under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No waiver by a Party shall be effective unless in writing signed by a duly authorized officer of such Party.
          (b) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.
     7.8 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of each other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.
     7.9 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the Persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Raindance:	Raindance Communications, Inc.
1157 Century Drive
Louisville, CO 80027
Telecopy Number: (303) 938-2837

	Attention:	Donald F. Detampel, Jr.
Stephanie Anagnostou

Copy to Counsel (which
shall not constitute notice):	Cooley Godward LLP
380 Interlocken Crescent, Suite 900
Broomfield, CO 80021
Telecopy Number: (720) 566-4099

	Attention:	Michael Platt

West:	West Corporation
11808 Miracle Hills Drive
Omaha, Nebraska 68154
Telecopy Number: (402)-963-1211

	Attention:	Thomas B. Barker
David C. Mussman

Copy to Counsel (which
shall not constitute notice):	Blackwell Sanders Peper Martin LLP
1620 Dodge Street, Suite 2100
Omaha, NE 68102
Telecopy Number: (402) 964-5050

	Attention:	James C. Creigh
     7.10 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any applicable principles of conflicts of Laws that would result in the application of the law of another jurisdiction.
     7.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

     7.12 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.
     7.13 Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of the Parties.
     7.14 Severability. If any term or provision of this Agreement is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination, the Parties and Merger Sub shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the Parties. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

          IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

Raindance Communications, Inc.
By:	/s/ Donald F. Detampel, Jr.
Donald F. Detampel, Jr.
Chief Executive Officer

West Corporation
By:	/s/ Thomas B. Barker
Thomas B. Barker
Chief Executive Officer

Rockies Acquisition Corporation
By:	/s/ Thomas B. Barker
Thomas B. Barker
Chief Executive Officer

Exhibit A
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
RAINDANCE COMMUNICATIONS, INC.
     Raindance Communications, Inc. (the “Corporation”), originally incorporated as Intellistat Media Research Inc., hereby sets forth its Amended and Restated Certificate of Incorporation. The Corporation originally filed its Certificate of Incorporation with the Secretary of State of the State of Delaware on April 17, 1997.
     This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of Delaware, as amended.
Article I. Name of Corporation
     The name of this corporation is Raindance Communications, Inc.
Article II. Registered Office; Registered Agent
     The address of this corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.
Article III. Purpose
     The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
Article IV. Capital Stock
     The total number of shares of stock which this corporation shall have authority to issue is Ten Thousand (10,000). All such shares are to be designated as Common Stock, par value One Dollar ($1.00) per share.
Article V. Board of Directors
     Section 5.01 General.
     The business and affairs of this corporation shall be managed by, or under the direction of, a Board of Directors comprised as set forth in this Article V.

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     Section 5.02 Number of Directors.
     The number of directors of this corporation shall be as specified in the by-laws or fixed in the manner provided therein.
     Section 5.03 Term of Office.
     A director shall hold office until the annual meeting of stockholders next following his election and until his successor shall be elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office.
     Section 5.04 Election of Directors.
     Election of directors need not be by written ballot except and to the extent provided in the by-laws of this corporation.
     Section 5.05 Removal of Directors.
     At any meeting of stockholders with respect to which notice of such purpose has been given, the entire Board of Directors or any individual director may be removed, with or without cause, by the affirmative vote of the holders of a majority of all outstanding shares entitled to be voted at an election of directors.
     Section 5.06 Vacancies.
     Any vacancy on the Board of Directors that results from an increase in the number of directors or from the prior death, resignation, retirement, disqualification or removal from office of a director shall be filled by a majority of the Board of Directors then in office, though less than a quorum, or by the sole remaining director, or by the stockholders of this corporation if the Board of Directors has not filled the vacancy. Any director elected to fill a vacancy resulting from the prior death, resignation, retirement, disqualification or removal from office of a director shall have the same remaining term as that of his or her predecessor.
     Section 5.07 Severability.
     The invalidity or unenforceability of this Article V or any portion hereof, or of any action taken pursuant to this Article V, shall not affect the validity or enforceability of any other provision of this Amended and Restated Certificate of Incorporation, any action taken pursuant to such other provision, or any action taken pursuant to this Article V.
Article VI. By-laws
     The Board of Directors, by vote of a majority of the whole Board, shall have the power to adopt, amend or repeal the by-laws of this corporation, but any by-law adopted by the Board may be amended or repealed by the stockholders.

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Article VII. Meetings of Stockholders; Books of Corporation
     Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of this corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or the by-laws of this corporation.
Article VIII. Liability of Directors
     A director of this corporation shall not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. If the General Corporation Law of the State of Delaware is amended after the filing of this Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the person liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. Any repeal or modification of this Article VIII shall not adversely affect any right or protection of a director of this corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.
Article IX. Compromise
     Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction with the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.
Article X. Reservation of Rights
     The corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of

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Incorporation, and other provisions authorized by the laws of the State of Delaware at the time may be added or inserted, in whatsoever nature conferred upon stockholders or directors by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article X.

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     IN WITNESS WHEREOF, the undersigned executive officer of the Corporation hereby acknowledges that the foregoing Amended and Restated Certificate of Incorporation is his act and deed and that the facts stated herein are true on this       day of                     , 2006.

[Name of Officer, Title]

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AMENDED AND RESTATED BYLAWS
OF
RAINDANCE COMMUNICATIONS, INC.
ARTICLE I. STOCKHOLDERS
     Section 1.1 Annual Meetings
     An annual meeting of the stockholders shall be held for the election of directors at such date, time and place, either within or without the state of Delaware, as may be designated by resolution of the Board of Directors from time to time. Any other proper business may be transacted at the annual meeting.
     Section 1.2 Special Meetings
     Special meetings of stockholders for any purpose or purposes may be called at any time by the Board of Directors, or by a committee of the Board of Directors which has been duly designated by the Board of Directors and whose powers and authority, as expressly provided in a resolution of the Board of Directors, include the power to call such meetings.
     Section 1.3 Notice of Meetings
     Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by law, the certificate of incorporation or these bylaws, the written notice of any meeting shall be given not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting. If mailed, such notice shall be deemed to be given when deposited in the mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the corporation.
     Section 1.4 Adjournments
     Any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.
     Section 1.5 Quorum

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     Except as otherwise provided by law, the certificate of incorporation or these bylaws, at each meeting of the stockholders the presence in person or by proxy of the holders of shares of stock having a majority of the votes which could be cast by the holders of all outstanding shares of stock entitled to vote at the meeting shall be necessary and sufficient to constitute a quorum. In the absence of a quorum, the stockholders so present may, by majority vote, adjourn the meeting from time to time in the manner provided in Section 1.4 of these bylaws until a quorum shall attend. Shares of its own stock belonging to the corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.
     Section 1.6 Organization
     Meetings of the stockholders shall be presided over by the Chairman of the Board, if any, or in his absence by the Vice Chairman of the Board, if any, or in his absence by the President, or in his absence by a Vice President, or in the absence of the foregoing persons by a chairman designated by the Board of Directors, or in the absence of such designation by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his absence the chairman of the meeting may appoint any person to act as secretary of the meeting.
     Section 1.7 Voting; Proxies
     Except as otherwise provided by the certificate of incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by him which has voting power upon the matter in question. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for him by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with the Secretary of the corporation. Voting at meetings of stockholders need not be by written ballot and need not be conducted by inspectors of election unless so determined by the holders of shares of stock having a majority of the votes which could be cast by the holders of all outstanding shares of stock entitled to vote thereon which are present in person or by proxy at such meeting.
     Section 1.8 Fixing Date for Determination of Stockholders of Record
     In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board

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of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date: (1) in the case of determination of stockholders entitled to vote at any meeting of stockholders or adjournment thereof, shall, unless otherwise required by law, not be more than sixty nor less than ten days before the date of such meeting; (2) in the case of determination of stockholders entitled to express consent to corporate action in writing without a meeting, shall not be more than ten days from the date upon which the resolution fixing the record date is adopted by the Board of Directors; and (3) in the case of any other action, shall not be more than sixty days prior to such other action. If no record date is fixed: (1) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which the notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (2) the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting when no prior action of the Board of Directors is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation in accordance with applicable law, or, if prior action by the Board of Directions is required by law, shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action; and (3) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.
     Section 1.9 List of Stockholders Entitled to Vote
     The Secretary shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present. Upon the willful neglect or refusal of the directors to produce such a list at any meeting for the election of directors, they shall be ineligible for election to any office at such meeting. The stock shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list of stockholders or the books of the corporation, or to vote in person or by proxy at any meeting of stockholders.
     Section 1.10 Action by Consent of Stockholders
     Unless otherwise restricted by the certificate of incorporation, any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without

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a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.
ARTICLE II. BOARD OF DIRECTORS
     Section 2.1 Number; Qualifications
     The Board of Directors shall consist of one or more members, the number thereof to be determined from time to time by resolution of the Board of Directors. Directors need not be stockholders.
     Section 2.2 Election
     At each annual meeting, the stockholders shall elect directors each of whom shall hold office for a term of one year or until his successor is elected and qualified.
     Section 2.3 Regular Meetings
     Regular meetings of the Board of Directors may be held at such places within or without the State of Delaware and at such times as the Board of Directors may from time to time determine, and if so determined notices thereof need not be given.
     Section 2.4 Special Meetings
     Special meetings of the Board of Directors may be held at any time or place within or without the State of Delaware whenever called by the President, any Vice President, the Secretary, or by any member of the Board of Directors. Notice of a special meeting of the Board of Directors shall be given by the person or persons calling the meeting at least twenty-four hours before the special meeting.
     Section 2.5 Telephonic Meetings Permitted
     Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting thereof by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this bylaw shall constitute presence in person at such meeting.
     Section 2.6 Quorum; Vote Required for Action
     At all meetings of the Board of Directors a majority of the whole Board of Directors shall constitute a quorum for the transaction of business. Except in cases in which the certificate of

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incorporation or these bylaws otherwise provide, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.
     Section 2.7 Organization
     Meetings of the Board of Directors shall be presided over by the Chairman of the Board, if any, or in his absence by the Vice Chairman of the Board, if any, or in his absence by the President, or in their absence by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his absence the chairman of the meeting may appoint any person to act as secretary of the meeting.
     Section 2.8 Informal Action by Directors
     Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or such committee.
ARTICLE III. COMMITTEES
     Section 3.1 Committees
     The Board of Directors may, by resolution passed by a majority of the whole Board of Directors, designate one or more committees, each committee to consist of one or more of the directors of the corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent permitted by law and to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it.
     Section 3.2 Committee Rules
     Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business.
ARTICLE IV. OFFICERS
     Section 4.1 Titles and Election

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     (a) Generally. The officers of this corporation shall be the President, one or more Vice Presidents, the Secretary and the Treasurer, all of whom shall initially be elected as soon as convenient by the Board of Directors and thereafter, in the absence of earlier resignations or removals, shall be elected at the first meeting of the Board of Directors following each annual meeting of the stockholders. Each officer shall hold office at the pleasure of the Board of Directors except as may otherwise be approved by the Board of Directors, or until his or her earlier resignation, removal under these bylaws or other termination of his or her employment. Any person may hold more than one office if the duties can be adequately performed by the same person and to the extent permitted by the General Corporation Law of the State of Delaware.
     (b) Other Officers. The Board of Directors, in its discretion, may also at any time elect or appoint a Chairman of the Board of Directors, a Chief Executive Officer, one or more Senior or Executive Vice Presidents, a Chief Operating Officer, a Chief Financial Officer, a Treasurer and one or more Assistant Secretaries and Assistant Treasurers and such other officers as it may deem advisable, each of whom shall hold office at the pleasure of the Board of Directors, except as may otherwise be approved by the Board of Directors, or until his or her earlier death, resignation, retirement, removal or other termination of employment, and shall have such authority and shall perform such duties as may be prescribed or determined from time to time by the Board of Directors or in case of officers other than the President or the then senior executive officer may prescribe or determine. The Board of Directors may require any officer or other employee or agent to give bond for the faithful performance of his or her duties in such form and with such sureties as the Board may require.
     Section 4.2 Duties
     Subject to such limitations and other conditions as the Board of Directors may from time to time prescribe or determine, the following officers shall have the following powers and duties:
     (a) Chairman of the Board of Directors. The Chairman of the Board of Directors, if one is elected, shall be a director and, when present, shall preside at all meetings of the stockholders and of the Board of Directors.
     (b) President. The President shall be charged with general supervision of the management and policies of this corporation and shall have such other powers and perform such other duties as the Board of Directors may prescribe from time to time.
     (c) Vice Presidents. The Vice President or Vice Presidents shall perform such duties as may be assigned to them from time to time by the Board of Directors or by the President if the Board of Directors does not do so. In the absence or disability of the President, the Executive Vice Presidents in order of seniority, or if none, the Senior Vice Presidents in order of seniority, or if none, the Vice Presidents in order of seniority, may, unless otherwise determined by the Board of Directors, exercise the powers and perform the duties pertaining to the office of President, except that if one or more Vice Presidents

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has been elected or appointed, the person holding such office in order of seniority shall exercise the powers and perform the duties of the office of President.
     (d) Secretary. The secretary or in his or her absence an Assistant Secretary shall keep the minutes of all meetings of stockholders and of the Board of Directors and any committee thereof, give and serve all notices, attend to such correspondence as may be assigned to him or her, keep in safe custody the seal of this corporation, and affix such seal to all such instruments properly executed as may require it, shall perform all of the duties commonly incident to his or her office and shall have such other duties and powers as may be prescribed or determined from time to time by the Board of Directors or by the President if the Board of Directors does not do so.
     (e) Treasurer. The Treasurer or in his or her absence an Assistant Treasurer, subject to the order of the Board of Directors, shall have the care and custody of the monies, funds, securities, valuable papers and documents of this corporation (other than his or her own bond, if any, which shall be in the custody of the President), and shall have, under the supervision of the Board of Directors, all the powers and duties commonly incident to his or her office. He or she shall deposit funds of this corporation in such bank or banks, trust company or trust companies, or with such firm or firms doing a banking business as may be designated by the Board of Directors or by the President if the Board of Directors does not do so. He or she may endorse for deposit or collection all checks, notes and similar instruments payable to this corporation or to its order. He or she shall keep accurate books of account of this corporation’s transactions, which shall be the property of this corporation, and together with all of the property of this corporation in his or her possession, shall be subject at all times to the inspection and control of the Board of Directors. The Treasurer shall be subject in every way to the order of the Board of Directors, and shall render to the Board of Directors and/or the President of this corporation, whenever they may require it, an account of all his or her transactions and of the financial condition of this corporation. In addition to the foregoing, the Treasurer shall have such duties as may be prescribed or determined from time to time by the Board of Directors or by the President if the Board of Directors does not do so.
     (f) Assistant Secretaries and Treasurers. Assistants to the Secretaries and Treasurers may be appointed by the President or elected by the Board of Directors and shall perform such duties and have such powers as shall be delegated to them by the President or the Board of Directors.
     Section 4.3 Delegation of Authority
     The Board of Directors may at any time delegate the powers and duties of any officer for the time being to any other officer, director or employee.
     Section 4.4 Compensation

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     The compensation of the officers of this corporation shall be fixed by the Board of Directors or a committee thereof, and the fact that any officer is a director shall not preclude such officer from receiving compensation or from voting upon the resolution providing the same.
ARTICLE V. RESIGNATIONS, VACANCIES AND REMOVALS
     Section 5.1 Resignations
     Any director or officer may resign at any time by giving written notice thereof to the Board of Directors, the Chairman of the Board of Directors, the President or the Secretary. Any such resignation shall take effect at the time specified therein or, if the time be not specified, upon receipt thereof; and unless otherwise specified therein or in these bylaws, the acceptance of any resignation shall not be necessary to make it effective.
     Section 5.2 Vacancies
     (a) Directors. Any vacancy in the Board of Directors caused by reason of death, disqualification, incapacity, resignation, removal, increase in the authorized number of directors or otherwise, may be filled by a majority of the remaining members of the Board of Directors, although such majority is less than a quorum, or by a plurality of the votes cast at a meeting of the stockholders, and each director so elected shall hold office until the expiration of the term of office of the director whom he has replaced or until his successor is elected and qualified.
     (b) Officers. The Board of Directors may at any time or from time to time fill any vacancy among the officers of this corporation.
     Section 5.3 Removals
     (a) Directors. Any director or the entire Board of Directors may be removed only as approved by the certificate of incorporation and the General Corporation Law of Delaware.
     (b) Officers. Subject to the provisions of any validly existing agreement, the Board of Directors may at any meeting remove from office any officer, with or without cause, and may appoint a successor.
ARTICLE VI. STOCK
     Section 6.1 Certificates
     Every holder of stock shall be entitled to have a certificate signed by or in the name of the corporation by the Chairman or Vice Chairman of the Board of Directors, if any, or the President or Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, of the corporation, certifying the number of shares owned by him in the corporation. Any of or all the signatures on the certificate may be a facsimile. In case any officer, transfer

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agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.
     Section 6.2 Lost, Stolen or Destroyed Stock Certificates
     The corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the corporation may require the owner of the lost, stolen or destroyed certificate, or his legal representative, to give the corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.
ARTICLE VII. INDEMNIFICATION
     Section 7.1 Third Party Actions
     The corporation shall indemnify any person who was or is a party of is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or that such director or officer is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (collectively “Agent”), against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement if such settlement is approved in advance by the Company, which approval shall not be unreasonably withheld) actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.
     Section 7.2 Actions by or in the Right of this Corporation
     The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was an Agent (as defined in Section 7.1) against expenses (including attorney’s fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless

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and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.
     Section 7.3 Successful Defense
     To the extent that an Agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 7.1 and 7.2, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney’s fees) actually and reasonably incurred by him in connection therewith.
     Section 7.4 Determination of Conduct
     Any indemnification under Sections 7.1 and 7.2 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that the indemnification of the Agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Sections 7.1 and 7.2. Such determination shall be made (1) by the Board of Directors or an executive committee by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.
     Section 7.5 Payment of Expenses in Advance
     Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this Article VII.
     Section 7.6 Indemnity Not Exclusive
     The indemnification and advancement of expenses provided or granted pursuant to the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement or expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.
     Section 7.7 Insurance Indemnification
     The corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was an Agent of the corporation, or is or was serving at the request of the corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in

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any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article VII.
     Section 7.8 The Corporation
     For the purposes of this Article VII, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors and officers, so that any person who is or was a director or Agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under and subject to the provisions of this Article VII (including, without limitation the provisions of Section 7.4) with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.
     Section 7.9 Employee Benefit Plans
     For the purposes of this Article VII, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Article VII.
     Section 7.10 Indemnity Fund
     Upon resolution passed by the Board, the corporation may establish a trust or other designated account, grant a security interest or use other means (including, without limitation, a letter of credit), to ensure the payment of certain of its obligations arising under this Article VII and/or agreements which may be entered into between the corporation and its officers and directors from time to time.
     Section 7.11 Indemnification of Other Persons
     The provisions of this Article VII shall not be deemed to preclude the indemnification of any person who is not an Agent (as defined in Section 7.1), but whom the corporation has the power or obligation to indemnify under the provisions of the General Corporation Law of the State of Delaware or otherwise. The corporation may, in its sole discretion, indemnify an employee, trustee or other agent as permitted by the General Corporation Law of the State of

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Delaware. The corporation shall indemnify an employee, trustee or other agent where required by law.
     Section 7.12 Savings Clause
     If this Article or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each Agent against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement with respect to any action, suit, proceeding or investigation, whether civil, criminal or administrative, and whether internal or external, including a grand jury proceeding and an action or suit brought by or in the right of the corporation, to the full extent permitted by any applicable portion of this Article that shall not have been invalidated, or by any other applicable law.
     7.13 Continuation of Indemnification and Advancement of Expenses
     The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
ARTICLE VIII. MISCELLANEOUS
     Section 8.1 Fiscal Year
     The fiscal year of the corporation shall be determined by resolution of the Board of Directors.
     Section 8.2 Seal
     The corporate seal shall have the name of the corporation inscribed thereon and shall be such form as may be approved from time to time by the Board of Directors. Unless otherwise required by applicable law, the corporate seal shall not be required on any instrument to be filed by, or on behalf of, this corporation with any government or political subdivision thereof, or any agency or instrumentality of government, or on any contract to which this corporation is a party or otherwise bound.
     Section 8.3 Waiver of Notice of Meetings
     Any written waiver of notice, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting of stockholders, directors or a committee of directors shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in any written waiver of notice.

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     Section 8.4 Interested Directors; Quorum
     No contract or transaction between the corporation and one or more of is directors or officers, or between the corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if: (1) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum: or (2) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (3) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof, or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.
     Section 8.5 Form of Records
     Any records maintained by the corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or be in the form of, punch cards, magnetic tape, photographs, microphotographs, or any other information storage device, provided that the records so kept can be converted into clearly legible form within a reasonable time. The corporation shall so convert any records so kept upon the request of any person entitled to inspect the same.
     Section 8.6 Amendment of Bylaws
     These bylaws may be altered or repealed, and new bylaws made, by the Board of Directors, but the stockholders may make additional bylaws and may alter and repeal any bylaws whether adopted by them or otherwise.
     Adopted as of this       day of                                         , 2006.

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Exhibit B
Officers of Surviving Corporation

Gary L. West	-	Chairman
Mary E. West	-	Vice Chairman and Secretary
Thomas B. Barker	-	Chief Executive Officer
Nancee R. Berger	-	Chief Operating Officer
Paul M. Mendlik	-	Chief Financial Officer and Treasurer
Jon R. Hanson	-	Chief Administrative Officer
Peter Holst	-	President
Robert Wise	-	Vice President